Exhibit 99.3

PART II, ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

BGC Partners, Inc. and Subsidiaries

Consolidated Financial Statements for the years ended December 31, 2011, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of BGC Partners, Inc.:

We have audited the accompanying consolidated statements of financial condition of BGC Partners, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule in the Index at Item 15(a)(2). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BGC Partners, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), BGC Partners, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 14, 2012

except for the Note 3, Note 14 and Note 20, as to which the date is

August 8, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of BGC Partners, Inc.:

We have audited BGC Partners, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). BGC Partners, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Newmark & Company Real Estate Inc. and affiliates, which is included in the 2011 consolidated financial statements of BGC Partners, Inc. and constituted 12.8% of total assets as of December 31, 2011 and 3.3% of revenues for the year then ended. Our audit of internal control over financial reporting of BGC Partners, Inc. did not include an evaluation of the internal control over financial reporting of Newmark & Company Real Estate, Inc. and affiliates.

In our opinion, BGC Partners, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of BGC Partners, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2011 of BGC Partners, Inc. and our report dated March 14, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 14, 2012

PART I—FINANCIAL INFORMATION

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$369,713	$364,104
Cash segregated under regulatory requirements	2,968	2,398
Securities owned	16,282	11,096
Marketable securities	1,238	4,600
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	192,053	474,269
Accrued commissions receivable, net	222,293	132,885
Loans, forgivable loans and other receivables from employees and partners, net	192,658	151,328
Fixed assets, net	136,068	133,428
Investments	20,367	25,107
Goodwill	141,142	82,853
Other intangible assets, net	16,994	13,603
Receivables from related parties	5,754	5,938
Other assets	87,655	68,705

Total assets	$1,405,185	$1,470,314

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$13,600	$—
Accrued compensation	143,800	155,538
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	144,683	429,477
Payables to related parties	19,667	10,262
Accounts payable, accrued and other liabilities	250,552	260,737
Notes payable and collateralized borrowings	181,916	39,258
Notes payable to related parties	150,000	150,000

Total liabilities	904,218	1,045,272
Redeemable partnership interest	86,269	93,186
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 115,217 and 88,192 shares issued at December 31, 2011 and December 31, 2010, respectively; and 97,220 and 70,256 shares outstanding at December 31, 2011 and December 31, 2010, respectively	1,152	881
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 and 25,848 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively, convertible into Class A common stock	348	258
Additional paid-in capital	489,369	366,827
Contingent Class A common stock	20,133	3,171
Treasury stock, at cost: 17,997 and 17,936 shares of Class A common stock at December 31, 2011 and December 31, 2010, respectively	(109,870)	(109,627)
Retained deficit	(80,726)	(23,616)
Accumulated other comprehensive loss	(3,752)	(977)

Total stockholders’ equity	316,654	236,917

Noncontrolling interest in subsidiaries	98,044	94,939

Total equity	414,698	331,856

Total liabilities, redeemable partnership interest, and equity	$1,405,185	$1,470,314

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Commissions	$996,263	$851,089	$693,818
Principal transactions	375,001	377,581	379,767
Fees from related parties	62,227	65,996	58,877
Market data	17,772	18,314	17,953
Software solutions	9,190	7,804	7,419
Interest income	5,441	3,308	7,252
Other revenues	5,396	13,960	5,923
Losses on equity investments	(6,605)	(6,940)	(8,687)

Total revenues	1,464,685	1,331,112	1,162,322
Expenses:
Compensation and employee benefits	897,875	838,717	725,139
Allocations of net income to limited partnership units and founding/working partner units	18,437	23,307	16,731

Total compensation and employee benefits	916,312	862,024	741,870
Occupancy and equipment	129,087	113,520	108,014
Fees to related parties	11,635	13,450	13,882
Professional and consulting fees	67,746	45,238	34,350
Communications	86,392	78,249	66,028
Selling and promotion	79,087	68,066	57,437
Commissions and floor brokerage	25,877	20,055	16,536
Interest expense	24,606	14,080	9,920
Other expenses	69,584	59,515	49,797

Total expenses	1,410,326	1,274,197	1,097,834
Income from operations before income taxes	54,359	56,915	64,488
Provision for income taxes	15,999	11,543	23,675

Consolidated net income	$38,360	$45,372	$40,813

Less: Net income attributable to noncontrolling interest in subsidiaries	18,223	24,210	20,788

Net income available to common stockholders	$20,137	$21,162	$20,025

Per share data:
Basic earnings per share
Net income available to common stockholders	$20,137	$21,162	$20,025

Basic earnings per share	$0.17	$0.24	$0.25

Basic weighted-average shares of common stock outstanding	116,132	88,294	80,350

Fully diluted earnings per share
Net income for fully diluted shares	$20,137	$53,756	$50,711

Fully diluted earnings per share	$0.17	$0.24	$0.24

Fully diluted weighted-average shares of common stock outstanding	116,514	228,568	211,036

Dividends declared per share of common stock	$0.65	$0.48	$0.30

Dividends declared and paid per share of common stock	$0.65	$0.48	$0.30

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Consolidated net income	$38,360	$45,372	$40,813
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(3,979)	(1,149)	3,178
Unrealized gain (loss) on securities available for sale	671	(337)	592

Total other comprehensive (loss) income, net of tax	(3,308)	(1,486)	3,770

Comprehensive income	35,052	43,886	44,583
Less: comprehensive income attributable to noncontrolling interest in subsidiaries, net of tax	17,690	23,665	20,652

Comprehensive income attributable to common stockholders	$17,362	$20,221	$23,931

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$38,360	$45,372	$40,813
Adjustments to reconcile net income to net cash provided by operating activities:
Fixed asset depreciation and intangible asset amortization	49,281	50,180	52,974
Employee loan amortization	31,785	41,192	34,115
Equity-based compensation	125,099	25,705	22,134
Allocations of net income to limited partnership units and founding/working partner units	18,437	23,307	16,731
Losses on equity investments	6,605	6,940	8,687
Sublease provision adjustment	4,956	—	—
Impairment loss on marketable securities	4,047	—	—
Accretion of discount on convertible notes	1,808	—	—
Impairment of fixed assets	785	294	1,232
Recognition of deferred revenue	(4,583)	(5,371)	(5,219)
Deferred tax provision (benefit)	1,963	(2,932)	(360)
Other	96	546	(282)
Decrease (increase) in operating assets:
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	282,941	(61,723)	(224,357)
Loans, forgivable loans and other receivables from employees and partners, net	(70,038)	(53,989)	(91,176)
Accrued commissions receivable, net	(4,928)	(22,195)	21,314
Securities owned	(5,695)	(8,355)	(1,362)
Receivables from related parties	(2,447)	7,959	321
Cash segregated under regulatory requirements	(570)	(198)	2,901
Other assets	(10,413)	(5,050)	(9,814)
Reverse repurchase agreements with related parties	—	—	151,224
Increase (decrease) in operating liabilities:
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	(293,140)	48,214	261,475
Payables to related parties	9,405	(53,907)	12,185
Accounts payable, accrued and other liabilities	(15,438)	10,449	81,300
Accrued compensation	(82,972)	12,485	87
Securities sold, not yet purchased	—	(11)	(310)

Net cash provided by operating activities	$85,344	$58,912	$374,613

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31,
	2011	2010	2009
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(27,190)	(29,106)	(29,136)
Capitalization of software development costs	(15,940)	(14,831)	(15,472)
Investment in unconsolidated entities	(1,749)	(8,874)	(5,301)
Payments for acquisitions, net of cash acquired	(46,703)	(4,382)	(5,140)
Purchases of marketable securities	—	(3,002)	—
Capitalization of trademarks, patent defense and registration costs	(1,064)	(990)	(1,469)

Net cash used in investing activities	(92,646)	(61,185)	(56,518)

CASH FLOWS FROM FINANCING ACTIVITIES:
Collateralized borrowings, net	4,153	21,672	17,586
Repayment of Newmark debt	(13,835)	—	—
Issuance of convertible notes	155,620	—	—
Purchase of capped call	(11,392)	—	—
Earnings distributions to limited partnership interests in BGC Holdings	(84,332)	(49,733)	(42,117)
Redemption of limited partnership interests	(1,841)	(23,838)	—
Dividends to stockholders	(77,244)	(42,606)	(24,171)
Proceeds from offering of Class A common stock, net	15,632	15,160	—
Repurchase of Class A common stock	(392)	(19,871)	(7,911)
Partner purchase of founding/working partner units	63	1,263	—
Proceeds from exercises of stock options	8,812	463	—
Short-term borrowings	13,600	—	—
Long-term borrowings	—	(150,000)	—
Issuance of convertible notes to Cantor	—	150,000	—
Tax impact on exercise/delivery of equity awards	3,357	—	—
Cancellation of restricted stock units in satisfaction of withholding tax requirements	(3,580)	(2,246)	(657)

Net cash provided by (used in) financing activities	8,621	(99,736)	(57,270)
Effect of exchange rate changes on cash and cash equivalents	4,290	(3,188)	3,546
Net increase (decrease) in cash and cash equivalents	5,609	(105,197)	264,371
Cash and cash equivalents at beginning of period	364,104	469,301	204,930

Cash and cash equivalents at end of period	$369,713	$364,104	$469,301

Supplemental cash information:
Cash paid during the period for taxes	$16,682	$20,873	$15,877

Cash paid during the period for interest	$20,520	$9,363	$9,920

Supplemental non-cash information
Conversion of Class B common stock into Class A common stock	$—	$6	$37
Issuance of Class A common stock upon exchange of Cantor units	8,407	6,181	—
Issuance of Class B common stock upon exchange of Cantor units	8,407	—	—
Issuance of Class A common stock upon exchange of limited partnership interests	79,115	24,583	9,650
Issuance of contingent Class A common stock for acquisitions	26,778	3,171	—
Donations with respect to Charity Day	12,076	7,403	—

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Year Ended December 31, 2009

(in thousands, except share amounts)

	BGC Partners, Inc. Stockholders
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Total
Balance, January 1, 2009	$617	$301	$271,161	$(81,845)	$1,958	$(3,942)	$152,952	$341,202
Comprehensive income:
Consolidated net income	—	—	—	—	20,025	—	20,788	40,813
Other comprehensive income, net of tax
Change in cumulative translation adjustment	—	—	—	—	—	3,013	165	3,178
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	893	(301)	592

Comprehensive income	—	—	—	—	20,025	3,906	20,652	44,583
Repurchase of Class A common stock, 4,023,959 shares	—	—	—	(7,911)	—	—	—	(7,911)
Conversion of Class B common stock to Class A common stock, 3,700,000 shares	37	(37)	—	—	—	—	—	—
Equity-based compensation	8	—	12,126	—	—	—	—	12,134
Issuance of Class A common stock upon exchange of founding/working partner units, 4,438,765 shares	44	—	9,606	—	—	—	2,550	12,200
Cantor purchase of Cantor units from BGC Holdings upon redemption of founding/working partner units, 70,632 units	—	—	—	—	—	—	195	195
Re-allocation of equity due to additional investment by founding/working partners	—	—	—	—	—	—	(11,434)	(11,434)
Dividends to stockholders	—	—	—	—	(24,171)	—	—	(24,171)
Earnings distributions to limited partnership interests	—	—	—	—	—	—	(32,700)	(32,700)
Other	1	—	(12)	—	17	—	(26)	(20)

Balance, December 31, 2009	$707	$264	$292,881	$(89,756)	$(2,171)	$(36)	$132,189	$334,078

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY—(Continued)

For the Year Ended December 31, 2010

(in thousands, except share amounts)

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	BGC Partners, Inc. Stockholders
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Contingent Class A Common Stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest in Subsidiaries	Total
Balance, January 1, 2010	$707	$264	$292,881	$—	$(89,756)	$(2,171)	$(36)	$132,189	$334,078
Comprehensive income:
Consolidated net income	—	—	—	—	—	21,162	—	24,210	45,372
Other comprehensive loss, net of tax
Change in cumulative translation adjustment	—	—	—	—	—	—	(709)	(440)	(1,149)
Unrealized loss on securities available for sale	—	—	—	—	—	—	(232)	(105)	(337)

Comprehensive income	—	—	—	—	—	21,162	(941)	23,665	43,886
Equity-based compensation	8	—	7,724	—	—	—	—	—	7,732
Grant of exchangeability to limited partnership units	—	—	—	—	—	—	—	28,721	28,721
Capital contribution by founding/working partners with respect to Charity Day	—	—	7,403	—	—	—	—	—	7,403
Dividends to common stockholders	—	—	—	—	—	(42,606)	—	—	(42,606)
Earnings distributions to limited partnership interests	—	—	—	—	—	—	—	(45,192)	(45,192)
Issuance of Class A common stock upon exchange of founding/working partner units, 5,153,877 shares	52	—	10,644	—	—	—	—	5,627	16,323
Cantor purchase of Cantor units from BGC Holdings upon redemption of founding/working partner units, 2,353,520 units	—	—	—	—	—	—	—	8,031	8,031
Cantor exchange of Cantor units for Class A common stock, 3,700,000 units	37	—	6,144	—	—	—	—	(6,181)	—
Re-allocation of equity due to additional investment by founding/working partners	—	—	—	—	—	—	—	(21,681)	(21,681)
Proceeds from exercise of stock options, net of tax	—	—	463	—	—	—	—	—	463
Redemption of founding/working partner units, 3,998,225 units	—	—	—	—	—	—	—	(10,292)	(10,292)
Repurchase of Class A common stock, 3,399,015 shares	—	—	—	—	(19,871)	—	—	—	(19,871)
Issuance of Class A common stock (net of costs) upon exchange of limited partnership units, 4,523,505 shares	45	—	26,439	—	—	—	—	(26,255)	229
Issuance of Class A common stock (net of costs), 2,594,117 shares	26	—	15,134	—	—	—	—	—	15,160
Issuance of contingent Class A common stock and limited partnership units for acquisitions	—	—	—	3,171	—	—	—	3,566	6,737
Conversion of Class B common stock to Class A common stock, 600,000 shares	6	(6)	—	—	—	—	—	—	—
Other	—	—	(5)	—	—	(1)	—	2,741	2,735

Balance, December 31, 2010	$881	$258	$366,827	$3,171	$(109,627)	$(23,616)	$(977)	$94,939	$331,856

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY—(Continued)

For the Year Ended December 31, 2011

(in thousands, except share amounts)

	BGC Partners, Inc. Stockholders
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Contingent Class A Common Stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest in Subsidiaries	Total
Balance, January 1, 2011	$881	$258	$366,827	$3,171	$(109,627)	$(23,616)	$(977)	$94,939	$331,856
Comprehensive income:
Consolidated net income	—	—	—	—	—	20,137	—	18,223	38,360
Other comprehensive loss, net of tax
Change in cumulative translation adjustment	—	—	—	—	—	—	(3,471)	(508)	(3,979)
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	—	696	(25)	671

Comprehensive income	—	—	—	—	—	20,137	(2,775)	17,690	35,052
Equity-based compensation, 1,937,093 shares	19	—	4,337	—	—	—	—	4,365	8,721
Dividends to common stockholders	—	—	—	—	—	(77,244)	—	—	(77,244)
Earnings distributions to limited partnership interests	—	—	—	—	—	—	—	(69,816)	(69,816)
Grant of exchangeability and redemption of limited partnership interests, issuance of 12,259,184 shares	123	—	79,928	—	—	—	—	31,836	111,887
Issuance of Class A common stock (net of costs), 3,829,176 shares	39	—	14,774	—	—	—	—	11,952	26,765
Issuance of Class A common stock upon exchange of Cantor units, 9,000,000 shares	90	—	8,317	—	—	—	—	(8,407)	—
Issuance of Class B common stock upon exchange of Cantor units, 9,000,000 shares	—	90	8,317	—	—	—	—	(8,407)	—
Redemption of founding/working partner units, 236,741 units	—	—	(395)	—	—	—	—	(531)	(926)
Repurchase of Class A common stock, 60,929 shares	—	—	—	—	(243)	—	—	(149)	(392)
Capital contribution by founding/working partners with respect to Charity Day	—	—	5,130	—	—	—	—	3,046	8,176
Re-allocation of equity due to additional investment by founding/working partners	—	—	—	—	—	—	—	(6,121)	(6,121)
Purchase of capped call, net of tax	—	—	(6,219)	—	—	—	—	(3,692)	(9,911)
Equity component of convertible notes, net of tax	—	—	10,073	—	—	—	—	5,980	16,053
Acquisition of CantorCO2e, L.P.	—	—	(1,255)	—	—	—	—	(745)	(2,000)
Issuance of contingent Class A common stock for acquisitions, 4,716,848 shares	—	—	236	16,962	—	—	—	9,580	26,778
Newmark noncontrolling interest	—	—	—	—	—	—	—	14,384	14,384
Other	—	—	(701)	—	—	(3)	—	2,140	1,436

Balance, December 31, 2011	$1,152	$348	$489,369	$20,133	$(109,870)	$(80,726)	$(3,752)	$98,044	$414,698

The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

BGC Partners, Inc. (together with its subsidiaries, “BGC Partners,” “BGC” or the “Company”) is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures and structured products. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over the counter (“OTC”) or through an exchange.

Through its eSpeed, BGC Trader™ and BGC Market Data brands, BGC Partners offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of brokerage services as well as property and facilities management. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. BGC Partners has offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich.

The Company’s consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the Company’s accounts and all subsidiaries in which the Company has a controlling interest. Intercompany balances and transactions have been eliminated in consolidation.

Recently Adopted Accounting Pronouncements:

In April 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance on Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies. This guidance addresses the criteria and disclosures for recognition of an acquired asset or liability assumed in a business combination that arises from a contingency. This guidance was effective for fiscal years beginning after December 15, 2008 and was adopted by the Company on January 1, 2009. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued guidance on their Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. This FASB guidance establishes their Accounting Standards Codification (“Codification”) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretative releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued guidance that addresses the effects of eliminating the Qualifying Special Purpose Entity concept from existing accounting guidance and clarifies and amends certain key provisions, including the transparency of an enterprise’s involvement with variable interest entities (“VIEs”). The key changes resulting from this new FASB guidance are the requirement of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, the requirement of continuous assessments as to whether an enterprise is the primary beneficiary of a VIE, amendments to certain existing guidance related to the determination as to which entities are deemed VIEs, and the amendment of existing consideration of related party relationships in the determination of the primary beneficiary of a VIE. This FASB guidance also requires enhanced disclosures to provide more transparent information regarding an enterprise’s involvement with a VIE. This FASB guidance became effective with the first reporting period that began after November 15, 2009 and was adopted by the Company on January 1, 2010. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued guidance on Fair Value Measurements and Disclosures: Measuring Liabilities at Fair Value. This guidance provides clarification in circumstances in which a quoted price in an active market for the identical liability is not available and provides valuation techniques to be utilized by the reporting entity. This guidance became effective for the first reporting period (including interim periods) beginning after issuance on August 28, 2009. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance on Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. This guidance provides amended disclosure requirements related to fair value measurements, including the amounts of and reasons for transfers in and out of Levels 1 and 2 fair value measurements and reporting activity in the reconciliation of Level 3 fair value measurements on a gross basis. This guidance provides amendments that clarify existing disclosures regarding the level of disaggregation for providing fair value measurement disclosures for each class of assets and liabilities. In addition, it clarifies existing disclosures about inputs and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements that are required for either Level 2 or Level 3. This guidance was effective for interim and annual reporting periods ending after December 15, 2009 except for the disclosures about the roll-forward of activity in Level 3 fair value measurements, which was effective for fiscal years beginning after December 31, 2010 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued guidance that modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity shall consider whether there are any adverse qualitative factors indicating that impairment may exist. This FASB guidance became effective with the first reporting period that began after December 15, 2010 and was adopted by the Company on January 1, 2011. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

In 2011, the Company early adopted the FASB’s guidance on Comprehensive Income—Presentation of Comprehensive Income. This guidance requires (i) presentation of other comprehensive income either in a continuous statement of comprehensive income or in a separate statement presented consecutively with the statement of operations and (ii) presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The adoption of this FASB guidance did not have an impact on the Company’s consolidated financial statements as it requires only a change in presentation. The Company has presented other comprehensive income in a separate statement following the Company’s consolidated statements of operations.

As of and for the annual period ended December 31, 2011, the Company early adopted the FASB’s guidance on Intangibles—Goodwill and Other—Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. This guidance allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a more than fifty percent likelihood exists that the fair value is less than the carrying amount, then a two-step goodwill impairment test must be performed. The adoption of this FASB guidance did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements:

In May 2011, the FASB issued guidance on Fair Value Measurement—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This guidance expands the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy. It also clarifies and expands upon existing requirements for fair value measurements of financial assets and liabilities as well as instruments classified in stockholders’ equity. This FASB guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this FASB guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued guidance on Disclosures about Offsetting Assets and Liabilities, which will require entities to disclose information about offsetting and related arrangements to enable users of financial statements to evaluate the potential effect of netting arrangements on an entity’s financial position, including the potential effect of rights of set-off. This FASB guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. The adoption of this FASB guidance is not expected to have a material impact on the Company’s consolidated financial statements.

2.	Limited Partnership Interests in BGC Holdings

BGC Holdings, L.P. (“BGC Holdings”) is a consolidated subsidiary of the Company for which the Company is the general partner. The Company and BGC Holdings jointly own BGC Partners, L.P. (“BGC US”) and BGC Global Holdings L.P. (“BGC Global”), the two operating partnerships. Listed below are the limited partnership interests in BGC Holdings. The founding/working partner units, limited partnership units and Cantor units held by Cantor Fitzgerald, L.P. (“Cantor”) each as defined below, collectively represent all of the “limited partnership interests” in BGC Holdings.

Founding/Working Partner Units

Founding/working partners have a limited partnership interest in BGC Holdings. The Company accounts for founding/working partner units outside of permanent capital, as “Redeemable partnership interest,” in the Company’s consolidated statements of financial condition. This classification is applicable to founding/working partner units because founding/working partner units are redeemable upon termination of a partner, which includes the termination of employment, which can be at the option of the partner and not within the control of the issuer.

Founding/working partner units are held by limited partners who are employees and generally receive quarterly allocations of net income based on their weighted-average pro rata share of economic ownership of the operating subsidiaries. Upon termination of employment or otherwise ceasing to provide substantive services, the founding/working partner units are redeemed, and the unit holders are no longer entitled to participate in the quarterly cash distributed allocations of net income. Since these allocations of net income are cash distributed on a quarterly basis and are contingent upon services being provided by the unit holder, they are reflected as a separate component of compensation expense under “Allocations of net income to limited partnership units and founding/working partner units” in the Company’s consolidated statements of operations.

Limited Partnership Units

Certain employees hold limited partnership interests in BGC Holdings (e.g., REUs, RPUs, PSUs, and PSIs, etc., collectively the “limited partnership units”). Generally, such units receive quarterly allocations of net income based on their weighted-average pro rata share of economic ownership of the operating subsidiaries.

These allocations are cash distributed on a quarterly basis and are generally contingent upon services being provided by the unit holders. As prescribed in FASB guidance, the quarterly allocations of net income on such limited partnership units are reflected as a separate component of compensation expense under “Allocations of net income to limited partnership units and founding/working partner units” in the Company’s consolidated statements of operations.

Certain of these limited partnership units entitle the holders to receive post-termination payments equal to the notional amount of the units in four equal yearly installments after the holder’s termination. These limited partnership units are accounted for as post-termination liability awards, and in accordance with FASB guidance the Company records compensation expense for the awards based on the change in value at each reporting date as expense in the Company’s consolidated statements of operations as part of Compensation and employee benefits.

Cantor Units

Cantor’s limited partnership interest (“Cantor units”) in BGC Holdings is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s consolidated statements of financial condition. Cantor receives allocations of net income based on its weighted-average pro rata share of economic ownership for each quarterly period. This allocation is reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries” in the Company’s consolidated statements of operations. In quarterly periods in which the Company has a net loss, the amount reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries” represents the loss allocation for founding/working partner units, limited partnership units and Cantor units.

General

Certain of the limited partnership interests, described above, have been granted exchangeability into Class A common stock on a one-for-one basis (subject to adjustment); additional limited partnership interests may become exchangeable for Class A common stock on a one-for-one basis (subject to adjustment). Any exchange of limited partnership interests into Class A common shares would not impact the total number of shares and units outstanding. Because these interests generally receive quarterly allocations of net income, such exchange would have no significant impact on the cash flows or equity of the Company. Each quarter, net income is allocated between the limited partnership interests and the common stockholders. In quarterly periods in which the Company has a net loss, the loss allocation for founding/working partner units, limited partnership units and Cantor units is reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries.” In subsequent quarters in which the Company has net income, the initial allocation of income to the limited partnership interests is to “Net income attributable to noncontrolling interests,” to recover any losses taken in earlier quarters. The remaining income is allocated to the limited partnership interests based on their weighted-average pro rata share of economic ownership for the quarter. This income allocation process has no impact on the net income allocated to common stockholders.

3.	Summary of Significant Accounting Policies

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in these consolidated financial statements. Management believes that the estimates utilized in preparing these consolidated financial statements are reasonable. Estimates, by their nature, are based on judgment and available information. Actual results could differ materially from the estimates included in the Company’s consolidated financial statements. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Revenue Recognition: BGC Partners derives its revenues primarily through commissions from brokerage services, the spread between the buy and sell prices on matched principal transactions, fees from certain information products, fees for the provision of certain software solutions and fees from related parties.

Commissions: BGC Partners derives its commission revenue from securities, commodities and real estate brokerage transactions. Commission revenues from securities and commodities agency brokerage transactions, whereby the Company connects buyers and sellers in the OTC and exchange markets and assists in the negotiation of the price and other material terms of transactions, are recognized on a trade-date basis along with related expenses. Commissions are recognized when earned. The existence of future contingencies, if any, results in the postponement of revenue recognition until the contingencies are satisfied.

Principal Transactions: Principal transaction revenues are primarily derived from matched principal transactions, whereby the Company simultaneously agrees to buy securities from one customer and sell them to another customer. A very limited number of trading businesses are allowed to enter into unmatched principal transactions to facilitate a customer’s execution needs for transactions initiated by such customers. Revenues earned from principal transactions represent the spread between the buy and sell price of the brokered security, commodity or derivative. Principal transaction revenues and related expenses are recognized on a trade-date basis. Positions held as part of a principal transaction are marked to market on a daily basis.

Market Data: Market data revenues primarily consist of subscription fees and fees from customized one-time sales provided to customers either directly or via third-party vendors. Market data revenues are recognized ratably over the contract term, except for revenues derived from customized one-time sales, which are recognized as services are rendered.

Software Solutions and Licensing Fees: Pursuant to various services agreements, the Company receives up-front and/or periodic fees for the use of the eSpeed technology platform. Such fees are deferred, and included in the Company’s consolidated statements of financial condition as “Deferred revenue,” and recognized as revenue ratably over the term of the licensing agreement or over the period in which such fees are earned. The Company also receives fees for its front-end trading software and patent licenses. Such fees are recognized as income ratably over the license period.

Fees from Related Parties: Fees from related parties consist of allocations for back office services provided to Cantor and its affiliates, including occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services and information technology, as well as fees for providing maintenance services to support the trading platform of ELX. Revenues are recognized as earned on an accrual basis.

Other Revenues: Other revenues are earned from various sources including underwriting fees and property and facilities management.

Segments: The Company divides its services into segments in accordance with the accounting guidance for segment reporting. Beginning with the quarter ended June 30, 2012, the Company changed its segment reporting structure following its acquisition of substantially all of the assets of Grubb & Ellis Company (“Grubb & Ellis”). As a result, beginning with the quarter ended June 30, 2012, the Company’s operations consist of two reportable segments, Financial Services and Real Estate Services. Accordingly, all segment information presented herein reflects the Company’s revised segment reporting structure for all periods presented.

Cash and Cash Equivalents: The Company considers all highly liquid investments with original maturity dates of 90 days or less at the date of acquisition, other than those used for trading purposes, to be cash equivalents.

Cash Segregated Under Regulatory Requirements: Cash segregated under regulatory requirements represents funds received in connection with customer activities that the Company is obligated to segregate or set aside to comply with regulations mandated by the SEC and the Financial Industry Regulatory Authority in the U.S. (“FINRA”) and the Financial Services Authority in the U.K. (the “FSA”) that have been promulgated to protect customer assets.

Securities Owned and Securities Sold, Not Yet Purchased: Securities owned primarily consist of unencumbered U.S. Treasury bills held for liquidity purposes. Securities owned and securities sold, not yet purchased are classified as trading and marked to market daily based on current listed market prices or broker quotes with the resulting gains and losses included in operating income in the current period. Unrealized and realized gains and losses from securities owned and securities sold, not yet purchased are included as part of “Principal transactions” in the Company’s consolidated statements of operations.

Fair Value: The FASB issued guidance on fair value measurement that defines fair value as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and further expands disclosures about such fair value measurements.

The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 measurements—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 measurements—Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

•	Level 3 measurements—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

In determining fair value, the Company separates financial instruments owned and financial instruments sold, but not yet purchased into two categories: cash instruments and derivative contracts.

•

Cash Instruments—Cash instruments are generally classified within Level 1 or Level 2. The types of instruments generally classified within Level 1 include most U.S. government securities, certain sovereign government obligations, and active listed equities. The Company does not adjust the quoted price for such instruments, even in situations where the Company holds a large position and a sale could reasonably impact the quoted price. The types of instruments generally classified within Level 2 include agency securities, most investment-grade and high-yield corporate bonds, certain sovereign government obligations, money market securities, and less liquid listed equities, state, municipal and provincial obligations.

•

Derivative Contracts—Derivative contracts can be exchange-traded or OTC. Exchange-traded derivatives, typically fall within Level 1 or Level 2 of the fair value hierarchy depending on whether they are deemed to be actively traded or not. The Company generally values exchange-traded derivatives using the closing price of the exchange-traded derivatives. OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

See Note 10—“Fair Value of Financial Assets and Liabilities,” for more information on the fair value of financial assets and liabilities.

Marketable Securities: Marketable securities are comprised of securities held for investment purposes and are accounted for in accordance with FASB guidance, Accounting for Certain Investments in Debt and Equity Securities. The Company has evaluated its investment policies and determined that all of its investment securities are to be classified as available-for-sale and reported at fair value. Unrealized gains and losses are generally included as part of “Accumulated other comprehensive loss” on the Company’s consolidated statements of financial condition. When the fair value of an available-for-sale security is lower than its cost, the Company evaluates the security to determine whether the impairment is considered “other-than-temporary.” If the impairment is considered other-than-temporary, the Company records an impairment charge in the Company’s consolidated statements of operations.

Receivables from and Payables to Broker-Dealers, Clearing Organizations, Customers and Related Broker-Dealers: Receivables from and payables to broker-dealers, clearing organizations, customers and related broker-dealers primarily represent principal transactions for which the stated settlement dates have not yet been reached and principal transactions which have not settled as of their stated settlement dates, cash held at clearing organizations and exchanges to facilitate settlement and clearance of matched principal transactions, and spreads on matched principal transactions that have not yet been remitted from/to clearing organizations and exchanges. Also included are amounts related to open derivative contracts executed on behalf of the Company’s customers. A portion of the unsettled principal transactions and open derivative contracts that constitute receivables from and payables to broker-dealers, clearing organizations, customers and related broker-dealers are with related parties (see Note 11—“Related Party Transactions,” for more information regarding these receivables and payables).

Accrued Commissions Receivable, Net: The Company has accrued commissions receivable from securities, commodities and real estate brokerage transactions. Accrued commissions receivable are presented net of allowance for doubtful accounts of approximately $6.4 million and $6.1 million as of December 31, 2011 and 2010, respectively. The allowance is based on management’s estimate and is reviewed periodically based on the facts and circumstances of each outstanding receivable.

Loans, Forgivable Loans, and Other Receivables from Employees and Partners, Net: The Company has entered into various agreements with certain of its employees and partners whereby these individuals receive loans which may be either wholly or in part repaid from the distribution earnings that the individual receives on some or all of their limited partnership interests or may be forgiven over a period of time. The forgivable portion of these loans is recognized as compensation expense over the life of the loan. From time to time, the Company may also enter into agreements with employees and partners to grant bonus and salary advances or other types of loans. These advances and loans are repayable in the timeframes outlined in the underlying agreements.

Fixed Assets, Net: Fixed assets are carried at cost net of accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Internal and external direct costs of developing applications and obtaining software for internal use are capitalized and amortized over three years. Computer equipment is depreciated over three to five years. Leasehold improvements are depreciated over the shorter of their estimated economic useful lives or the remaining lease term. Routine repairs and maintenance are expensed as incurred. When fixed assets are retired or otherwise disposed of, the related gain or loss is included in operating income. The Company has asset retirement obligations related to certain of its leasehold improvements, which it accounts for using the FASB guidance, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the long-term composite risk-free interest rate in effect when the liability was initially recognized.

Investments: The Company’s investments in which it has a significant influence but not a controlling interest and is not the primary beneficiary are accounted for under the equity method. The Company’s consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. The Company’s policy is to consolidate all entities of which it owns more than 50% unless it does not have control over the entity. In accordance with FASB guidance, Consolidation of Variable Interest Entities, the Company would also consolidate any variable interest entities VIEs of which it is the primary beneficiary.

Long-Lived Assets: The Company periodically evaluates potential impairment of long-lived assets and amortizable intangibles, when a change in circumstances occurs, by applying the concepts of FASB guidance, Accounting for the Impairment or Disposal of Long-Lived Assets, and assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets. If the undiscounted future cash flows were less than the carrying value of the asset, an impairment charge would be recorded. The impairment charge would be measured as the excess of the carrying value of the asset over the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

Goodwill and Other Intangible Assets, Net: Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. As prescribed in FASB guidance, Goodwill and Other Intangible Assets, goodwill and other indefinite lived intangible assets are not amortized, but instead are periodically tested for impairment. The Company reviews goodwill and other indefinite lived intangible assets for impairment on an annual basis during the fourth quarter of each fiscal year or whenever an event occurs or circumstances change that could reduce the fair value of a reporting unit below its carrying amount. When reviewing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company performed impairment evaluations for the years ended December 31, 2011, 2010 and 2009 and concluded that there was no impairment of its goodwill or indefinite lived intangible assets.

Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives. Definite lived intangible assets arising from business combinations include customer relationships, internally developed software, covenants not to compete and trademarks. Also included in the definite lived intangible assets are purchased patents. The costs of acquired patents are amortized over a period not to exceed 17 years or the remaining life of the patent, whichever is shorter, using the straight-line method.

Income Taxes: The Company accounts for income taxes using the asset and liability method as prescribed in FASB guidance on Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in the City of New York. Therefore, the tax liability or benefit related to the partnership income or loss except for UBT rests with the partners (see Note 2—“Limited Partnership Interests in BGC Holdings” for a discussion of partnership interests), rather than the partnership entity. As such, the partners’ tax liability or benefit is not reflected in the Company’s consolidated financial statements. The tax related assets, liabilities, provisions or benefits included in the Company’s consolidated financial statements also reflect the results of the entities that are taxed as corporations, either in the U.S. or in foreign jurisdictions. Pursuant to FASB guidance on Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement on Accounting for Income Taxes, the Company provides for uncertain tax positions and the related interest and penalties as a component of income tax expense based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

The Company files income tax returns in the United States federal jurisdiction and various states, local and foreign jurisdictions. The Company is no longer subject to United States federal, and non-U.S. income tax examination by tax authorities for the years prior to 2003, and no longer subject to state and local income tax examination by tax authorities for the years prior to 2002.

Equity-Based and Other Compensation: The Company accounts for equity-based compensation under the fair value recognition provisions of the FASB guidance. Equity-based compensation expense recognized during the period is based on the value of the portion of equity-based payment awards that is ultimately expected to vest. The grant-date fair value of equity-based awards is amortized to expense ratably over the awards’ vesting periods. As equity-based compensation expense recognized in the Company’s consolidated statements of operations is based on awards ultimately expected to vest, it has been reviewed for estimated forfeitures. Further, FASB guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Restricted Stock Units: Restricted stock units (“RSUs”) provided to certain employees by the Company are accounted for as equity awards, and as per FASB guidance, the Company is required to record an expense for the portion of the RSUs that is ultimately expected to vest. The grant-date fair value of RSUs is amortized to expense ratably over the awards’ vesting periods. The amortization is reflected as non-cash equity-based compensation expense in the Company’s consolidated statements of operations.

Limited Partnership Units: Limited partnership units in BGC Holdings are generally held by employees. Generally such units receive quarterly allocations of net income based on their weighted-average pro rata share of economic ownership of the Company’s operating subsidiaries. These allocations are cash distributed on a quarterly basis and are generally contingent upon services being provided by the unit holders. As prescribed in FASB guidance, the quarterly allocations of net income on such limited partnership units are reflected as a separate component of compensation expense under “Allocations of net income to limited partnership units and founding/working partner units” in the Company’s consolidated statements of operations.

Certain of these limited partnership units entitle the holders to receive post-termination payments equal to the notional amount in four equal yearly installments after the holder’s termination. These limited partnership units are accounted for as post-termination liability awards under FASB guidance, which requires that the Company record an expense for such awards based on the change in value at each reporting period and include the expense in the Company’s consolidated statements of operations as part of Compensation and employee benefits.

Contingent Class A Common Stock: In connection with certain acquisitions, the Company has committed to issue shares of the Company’s Class A common stock upon the achievement of certain performance targets. The contingent shares meet the criteria for equity classification and are recorded at acquisition date fair value in the Company’s consolidated statements of financial condition as “Contingent Class A Common Stock.”

Noncontrolling Interest in Subsidiaries: Noncontrolling interest in subsidiaries represents equity interests in consolidated subsidiaries that are not attributable to the Company, including Cantor’s limited partnership interest in BGC Holdings as well as the noncontrolling interest holders’ proportionate share of the equity related to the acquisition of Newmark & Company Real Estate, Inc., the real estate advisory firm which operates as Newmark Knight Frank (“Newmark”) in the United States and which is associated with London-based Knight Frank as well as Tower Bridge International Services L.P. (“Tower Bridge”), the Company’s services company in the U.K. In accordance with FASB guidance, the Company measures noncontrolling interest at its fair value on the acquisition date. The Company estimated the fair value of the noncontrolling interest by deriving the fair value of each acquired entity which was not wholly owned.

Foreign Currency Transactions: Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the Company’s consolidated statements of financial condition, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on remeasurement of the financial statements of a non-U.S. operation, when the functional currency is the U.S. dollar, are included in the Company’s consolidated statements of operations as part of “Other expenses.” Gains or losses upon translation of the financial statements of a non-U.S. operation, when the functional currency is other than the U.S. dollar, are included within “Other comprehensive (loss) income, net of tax” in the Company’s consolidated statements of comprehensive income and as part of “Accumulated other comprehensive loss” in the Company’s consolidated statements of financial condition.

Derivative Financial Instruments: Derivative contracts are instruments, such as futures, forwards or swaps contracts that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be listed and traded on an exchange, or they may be privately negotiated contracts, which are often referred to as OTC derivatives. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities, currencies or indices.

FASB guidance requires that an entity recognize all derivative contracts as either assets or liabilities in the consolidated statements of financial condition and measure those instruments at fair value. The fair value of all derivative contracts is recorded on a net-by-counterparty basis where a legal right of offset exists under an enforceable netting agreement. Derivative contracts are recorded as part of “Receivables from or payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s consolidated statements of financial condition.

4.	Earnings Per Share

FASB guidance on Earnings Per Share (“EPS”), establishes standards for computing and presenting EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average shares of common stock outstanding. Net income is allocated to each of the economic ownership classes described above in Note 2—“Limited Partnership Interests in BGC Holdings,” and the Company’s outstanding common stock, based on each class’s pro rata economic ownership.

The Company’s earnings for the years ended December 31, 2011, 2010 and 2009 were allocated as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Net income available to common stockholders	$20,137	$21,162	$20,025
Allocation of income to limited partnership interests in BGC Holdings	$33,067	$45,456	$36,136

The following is the calculation of the Company’s basic EPS (in thousands, except per share data):

	Year Ended December 31,
	2011	2010	2009
Basic earnings per share:
Net income available to common stockholders	$20,137	$21,162	$20,025

Basic weighted-average shares of common stock outstanding	116,132	88,294	80,350

Basic earnings per share	$0.17	$0.24	$0.25

Fully diluted EPS is calculated utilizing net income available for common stockholders plus net income allocations to the limited partnership interests in BGC Holdings, as well as adjustments related to the interest expense on the Convertible Notes (if applicable) (see Note 15—“Notes Payable, Collateralized and Short-Term Borrowings”) and expense related to dividend equivalents for certain restricted stock units (“RSUs”) (if applicable) as the numerator. The denominator is comprised of the Company’s weighted-average outstanding shares of common stock and, if dilutive, the weighted-average number of limited partnership interests, and other contracts to issue shares of common stock, including Convertible Notes, stock options, RSUs and warrants. The limited partnership interests are potentially exchangeable into shares of Class A common stock; as a result, they are included in the fully diluted EPS computation to the extent that the effect would be dilutive.

The following is the calculation of the Company’s fully diluted EPS (in thousands, except per share data):

	Year Ended December 31,
	2011	2010	2009
Fully diluted earnings per share:
Net income available to common stockholders	$20,137	$21,162	$20,025
Allocation of net income to limited partnership interests in BGC Holdings, net of tax	—	31,685	29,937
Dividend equivalent expense on RSUs, net of tax	—	909	749

Net income for fully diluted shares	$20,137	$53,756	$50,711

Weighted-average shares:
Common stock outstanding	116,132	88,294	80,350
Limited partnership interests in BGC Holdings	—	136,581	128,062
RSUs (Treasury stock method)	—	3,374	2,624
Other	382	319	—

Fully diluted weighted-average shares of common stock outstanding	116,514	228,568	211,036

Fully diluted earnings per share	$0.17	$0.24	$0.24

For the years ended December 31, 2011, 2010 and 2009, approximately 165.3 million, 26.6 million and 14.9 million shares underlying limited partnership units, founding/working partner units, Cantor units, Convertible Notes, stock options, RSUs, and warrants were not included in the computation of fully diluted EPS because their effect would have been anti-dilutive. Anti-dilutive securities for the year ended December 31, 2011 included, on a weighted-average basis, 127.5 million limited partnership interests, 29.1 million shares underlying Convertible Notes and 8.7 million other securities or other contracts to issue shares of common stock.

Additionally, for the years ended December 31, 2011 and 2010, respectively, approximately 4.4 million and 0.6 million shares of contingent Class A common stock were excluded from the computation of fully diluted EPS because the conditions for issuance had not been met by the end of the period. For the year ended December 31, 2009, there were no shares of contingent Class A common stock.

Business Partner Warrants

As of December 31, 2011, the Company had a balance of 175 thousand business partner warrants with a weighted-average exercise price of $8.75 and a weighted-average remaining contractual term of 0.64 years. The Company did not recognize any expense related to the business partner warrants for the years ended December 31, 2011, 2010 and 2009, respectively.

5.	Unit Redemptions and Stock Transactions

Unit Redemptions and Stock Repurchase Program

During the year ended December 31, 2011, the Company redeemed approximately 8.6 million limited partnership units at an average price of $6.60 per unit and approximately 0.2 million founding/working partner units for an average of $7.77 per unit.

During the year ended December 31, 2010, the Company redeemed approximately 5.9 million limited partnership units at an average price of $5.89 per unit and approximately 4.0 million founding/working partner units for an average of $6.23 per unit.

During the year ended December 31, 2011, the Company repurchased 60,929 shares of Class A common stock at an aggregate purchase price of approximately $392 thousand for an average price of $6.43 per share.

During the year ended December 31, 2010, the Company repurchased 3,399,015 shares of Class A common stock at an aggregate purchase price of approximately $19.9 million for an average price of $5.85 per share. These repurchases included 1,207,902 shares repurchased from The Cantor Fitzgerald Relief Fund (the “Relief Fund”) at an average market price of $6.04 per share, for an aggregate purchase price of approximately $7.3 million. A portion of these shares had been donated to The Cantor Fitzgerald Relief Fund by certain founding/working partners in connection with the Company’s annual Charity Day.

The Company’s Board of Directors and Audit Committee have authorized repurchases of the Company’s common stock and redemptions of BGC Holdings limited partnership interests or other equity interests in the Company’s subsidiaries. On October 26, 2011, the Company’s Board of Directors increased BGC Partners’ share repurchase and unit redemption authorization to $100 million. As of December 31, 2011, the Company had approximately $84.4 million remaining from its share repurchase and unit redemption authorization. From time to time, the Company may actively continue to repurchase shares or redeem units.

Unit redemption and share repurchase activity for the year ended December 31, 2011 was as follows:

Period	Total Number of Units Redeemed or Shares Repurchased	Average Price Paid per Share or Unit	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Units and Shares That May Yet Be Redeemed/ Purchased Under the Plan
Redemptions
January 1, 2011—March 31, 2011	195,904	$9.11
April 1, 2011—June 30, 2011	844,698	7.91
July 1, 2011—September 30, 2011	4,152,547	6.74
October 1, 2011—December 31, 2011	3,649,544	6.07

Total Redemptions	8,842,693	$6.63

Repurchases
January 1, 2011—March 31, 2011	6,454	$8.50	6,454
April 1, 2011—June 30, 2011	7,991	8.94	7,991
July 1, 2011—September 30, 2011	—	—	—
October 1, 2011—December 31, 2011	46,484	5.71	46,484

Total Repurchases	60,929	$6.43	60,929

Total Redemptions and Repurchases	8,903,622	$6.63	60,929	$84,359,499

Stock Issuances for the year ended December 31, 2011

For the year ended December 31, 2011, the Company issued 9,000,000 shares of Class A common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. Substantially all of these shares have been included on a registration statement for resale by various partner distributees and charitable organizations which may receive donations from Cantor. For the year ended December 31, 2011, the Company issued 9,000,000 shares of Class B common stock of the Company to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. All of these shares are restricted securities. These issuances did not impact the total number of shares and units outstanding. As of December 31, 2011, Cantor beneficially owned an aggregate of 47,862,204 Cantor units.

During the years ended December 31, 2011 and 2010, the Company entered into controlled equity offering sales agreements with CF&Co pursuant to which the Company may offer and sell up to an aggregate of 21 million shares of Class A common stock. CF&Co is a wholly-owned subsidiary of Cantor and an affiliate of the Company. Under these agreements, the Company has agreed to pay CF&Co 2% of the gross proceeds from the sale of shares. As of December 31, 2011, the Company has sold 15,709,910 shares of Class A common stock under these agreements.

During the year ended December 31, 2011, the Company issued 12,259,184 shares of its Class A common stock related to redemptions of limited partnership interests. The issuances related to redemptions of limited partnership interests did not impact the total number of shares and units outstanding.

During the year ended December 31, 2011, the Company issued and donated an aggregate of 443,686 shares of Class A common stock to the Relief Fund in connection with the Company’s annual Charity Day. These shares have been included in the registration statement for resale by the Relief Fund. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 376,991 shares of its Class A common stock in connection with the Company’s acquisitions.

During the year ended December 31, 2011, the Company issued 1,937,093 and 1,803,024 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 25,289 shares of its Class A common stock in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan and 1,180,186 shares of its Class A common stock for general corporate purposes.

Stock Issuances for the year ended December 31, 2010

For the year ended December 31, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock. For the year ended December 31, 2010, Cantor exchanged 3,700,000 Cantor units for 3,700,000 shares of Class A common stock.

During the year ended December 31, 2010, the Company issued an aggregate 5,153,877 shares of its Class A common stock to founding/working partners of BGC Holdings upon exchange of their exchangeable limited partnership interests. Additionally, during the year ended December 31, 2010, the Company issued 7,117,622 shares of its Class A common stock related to exchanges and redemptions of limited partnership units as well as for general corporate purposes. For the year ended December 31, 2010, 4,523,505 shares were issued for the exchange and redemption of limited partnership units and 2,594,117 shares of Class A common stock were issued for general corporate purposes. The issuances related to exchanges and redemptions of limited partnership units did not impact the total number of shares and units outstanding.

During the years ended December 31, 2010, the Company issued 941,479 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options. The Company did not issue any shares of Class A common stock during 2010 in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan.

6.	Securities Owned

Securities owned primarily consist of unencumbered U.S. Treasury bills held for liquidity purposes. Total securities owned were $16.3 million and $11.1 million as of December 31, 2011 and December 31, 2010, respectively.

Securities owned consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Government debt	$16,007	$11,009
Equities	275	87

Total	$16,282	$11,096

As of December 31, 2011, the Company had not pledged any of the securities owned to satisfy deposit requirements at various exchanges or clearing organizations.

7.	Marketable Securities

Marketable securities consist of the Company’s ownership of various investments. The investments, which had a fair value of $1.2 million and $4.6 million as of December 31, 2011 and December 31, 2010, respectively, are classified as available-for-sale and accordingly recorded at fair value. Unrealized gains or losses are generally included as part of “Accumulated other comprehensive loss” in the Company’s consolidated statements of financial condition. When the fair value of an available-for-sale security is lower than its cost, the Company evaluates the security to determine whether the impairment is considered “other-than-temporary.” If the impairment is considered other-than-temporary, the Company records an impairment charge in the Company’s consolidated statements of operations. During the year ended December 31, 2011, the Company recorded other-than-temporary impairment charges of $4.0 million, which were recorded in Other expenses in the Company’s consolidated statements of operations. No impairment charges were recorded for the years ended December 31, 2010 and 2009.

8.	Receivables from and Payables to Broker-Dealers, Clearing Organizations, Customers and Related Broker-Dealers

Receivables from and Payables to broker-dealers, clearing organizations, customers and related broker-dealers primarily represent amounts due for undelivered securities, cash held at clearing organizations and exchanges to facilitate settlement and clearance of matched principal transactions, spreads on matched principal transactions that have not yet been remitted from/to clearing organizations and exchanges and amounts related to open derivative contracts. The Receivables from and Payables to broker-dealers, clearing organizations, customers and related broker-dealers consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers:
Contract values of fails to deliver	$130,675	$415,520
Receivables from clearing organizations	48,681	48,345
Other receivables from broker-dealers and customers	8,060	6,948
Net pending trades	3,452	1,883
Open derivative contracts	1,185	1,573

Total	$192,053	$474,269

Payables to broker-dealers, clearing organizations, customers and related broker-dealers:
Contract values of fails to receive	$124,282	$423,829
Payables to clearing organizations	5,077	1,255
Other payables to broker-dealers and customers	14,990	3,449
Open derivative contracts	334	944

Total	$144,683	$429,477

A portion of these receivables and payables are with Cantor. See Note 11—“Related Party Transactions,” for additional information related to these receivables and payables.

Substantially all open fails to deliver, open fails to receive and pending trade transactions as of December 31, 2011 have subsequently settled at the contracted amounts.

9.	Derivatives

The Company has entered into derivative contracts. These derivative contracts primarily consist of interest rate and foreign exchange swaps. The Company enters into derivative contracts to facilitate client transactions, to hedge principal positions and to facilitate hedging activities of affiliated companies.

Derivative contracts can be exchange-traded or OTC. Exchange-traded derivatives typically fall within Level 1 or Level 2 of the fair value hierarchy depending on whether they are deemed to be actively traded or not. The Company generally values exchange-traded derivatives using the closing price of the exchange-traded derivatives. OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

The Company does not designate any derivative contracts as hedges for accounting purposes. FASB guidance requires that an entity recognize all derivative contracts as either assets or liabilities in the consolidated statements of financial condition and measure those instruments at fair value. The fair value of all derivative contracts is recorded on a net-by-counterparty basis where a legal right to offset exists under an enforceable netting agreement. Derivative contracts are recorded as part of “Receivables from or payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s consolidated statements of financial condition. The change in fair value of derivative contracts is reported as part of “Principal transactions” in the Company’s consolidated statements of operations.

The fair value of derivative financial instruments, computed in accordance with the Company’s netting policy, is set forth below (in thousands):

	December 31, 2011		December 31, 2010
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	$1,185	$—	$1,573	$—
Foreign exchange swaps	—	334	—	944

	$1,185	$334	$1,573	$944

The notional amounts of the interest rate swaps transactions at December 31, 2011 and December 31, 2010 were $1.2 billion and $1.8 billion, respectively. These represent matched customer transactions settled through and guaranteed by a central clearing organization.

All of the Company’s foreign exchange swaps are with Cantor. The notional amounts of the foreign exchange swap transactions at December 31, 2011 and December 31, 2010 were $234.1 million and $128.8 million, respectively.

The replacement cost of contracts in a gain position at December 31, 2011 was $1.2 million from various counterparties. These counterparties are not rated by a credit rating organization.

As described in Note 15—“Notes Payable, Collateralized and Short-Term Borrowings,” on July 29, 2011, the Company issued the 4.50% Convertible Notes containing an embedded conversion feature. The conversion feature meets the requirements to be accounted for as an equity instrument, and the Company classifies the conversion feature within additional paid-in capital in the Company’s consolidated statements of financial condition. The embedded conversion feature was measured in the amount of approximately $19.0 million on a pre-tax basis ($16.1 million net of taxes and issuance costs) at the issuance of the 4.50% Convertible Notes as the difference between the proceeds received and the fair value of a similar liability without the conversion feature and is not subsequently remeasured.

Also in connection with the issuance of the 4.50% Convertible Notes, the Company entered into capped call transactions. The capped call meets the requirements to be accounted for as an equity instrument, and the Company classifies the capped call within additional paid-in capital in the Company’s consolidated statements of financial condition. The purchase price of the capped call resulted in a decrease to additional paid-in capital of $11.4 million on a pre-tax basis ($9.9 million on an after-tax basis) at the issuance of the 4.50% Convertible Notes and is not subsequently remeasured.

10.	Fair Value of Financial Assets and Liabilities

The following tables set forth by level within the fair value hierarchy financial assets and liabilities, including marketable securities and those pledged as collateral, accounted for at fair value under FASB guidance at December 31, 2011 (in thousands):

	Assets at Fair Value at December 31, 2011 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Government debt	$16,007	$—	$—	$—	$16,007
Marketable securities	1,238	—	—	—	1,238
Interest rate swaps	—	1,185	—	—	1,185
Securities owned—Equities	275	—	—	—	275

Total	$17,520	$1,185	$—	$—	$18,705

	Liabilities at Fair Value at December 31, 2011 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Foreign exchange swaps	$—	$334	$—	$—	$334

Total	$—	$334	$—	$—	$334

The following tables set forth by level within the fair value hierarchy financial assets and liabilities, including marketable securities and those pledged as collateral, accounted for at fair value under FASB guidance at December 31, 2010 (in thousands):

	Assets at Fair Value at December 31, 2010 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Government debt	$11,009	$—	$—	$—	$11,009
Marketable securities	4,600	—	—	—	4,600
Interest rate swaps	—	1,573	—	—	1,573
Securities owned—Equities	87	—	—	—	87

Total	$15,696	$1,573	$—	$—	$17,269

	Liabilities at Fair Value at December 31, 2010 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total

Foreign exchange swaps	$—	$944	$—	$—	$944

Total	$—	$944	$—	$—	$944

(1)	As required by FASB guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

11.	Related Party Transactions

Service Agreements

Throughout Europe and Asia, the Company provides Cantor with administrative services, technology services and other support for which it charges Cantor based on the cost of providing such services plus a mark-up, generally 7.5%. In the U.K., the Company provides these services to Cantor through Tower Bridge. The Company owns 52% of Tower Bridge and consolidates it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s consolidated statements of financial condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income attributable to noncontrolling interest in subsidiaries” in the Company’s consolidated statements of operations. In the United States (“U.S.”), the Company provides Cantor with technology services for which it charges Cantor based on the cost of providing such services.

The Company, together with other leading financial institutions, formed ELX Futures, L.P. (“ELX”), a limited partnership that has established a fully-electronic futures exchange. ELX is 26.3% owned by the Company and is accounted for under the equity method of accounting. During the year ended December 31, 2011, the Company made no cash contributions to ELX. During the year ended December 31, 2010, the Company made $6.4 million in cash contributions to ELX. The Company has entered into a technology services agreement with ELX pursuant to which the Company provides software technology licenses, monthly maintenance support and other technology services as requested by ELX. For the years ended December 31, 2011, 2010 and 2009, the Company recognized related party revenues of $62.2 million, $66.0 million and $58.9 million, respectively, for the services provided to Cantor and ELX. These revenues are included as part of “Fees from related parties” in the Company’s consolidated statements of operations.

In the U.S., Cantor and its affiliates provide the Company with administrative services and other support for which Cantor charges the Company based on the cost of providing such services. In connection with the services Cantor provides, the Company and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of the Company. For the years ended December 31, 2011, 2010 and 2009, the Company was charged $36.8 million, $35.8 million and $33.1 million, respectively, for the services provided by Cantor and its affiliates, of which $25.2 million, $22.3 million and $19.2 million, respectively, were to cover compensation to leased employees for the years ended December 31, 2011, 2010 and 2009. The fees paid to Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in the Company’s consolidated statements of operations. The fees paid to Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in the Company’s consolidated statements of operations.

As of December 31, 2011, 2010 and 2009, Cantor’s share of the net income in Tower Bridge was $2.6 million, $2.1 million, and $1.4 million, respectively. Cantor’s noncontrolling interest is included as part of “Noncontrolling interest in subsidiaries” in the Company’s consolidated statements of financial condition.

Clearing Agreement

The Company receives certain clearing services (“Clearing Services”) from Cantor pursuant to its clearing agreement (“Clearing Agreement”). These Clearing Services are provided in exchange for payment by the Company of third-party clearing costs and allocated costs. The costs associated with these payments are included as part of “Fees to related parties” in the Company’s consolidated statements of operations.

Debt Guaranty Agreements

On April 1, 2008, in connection with the Note Purchase Agreement, which authorized the issue and sale of $150.0 million principal amount of the Company’s Senior Notes which matured on April 1, 2010, Cantor provided a guaranty of payment and performance on the Senior Notes. Cantor charged the Company an amount equal to 2.31% of the outstanding principal amount of the Senior Notes for the provision of the guaranty. The fees paid to Cantor for the guaranty are included as part of “Fees to related parties” in the Company’s consolidated statements of operations.

This guaranty agreement expired as the Senior Notes matured on April 1, 2010. Therefore, for the year ended December 31, 2011, the Company did not recognize any expense in relation to this guaranty agreement. For the years ended December 31, 2010 and 2009, the Company recognized expense of approximately $0.9 million and $3.5 million, respectively, in relation to this charge.

Receivables from and Payables to Related Broker-Dealers

Amounts due from or to Cantor and Freedom International Brokerage are for transactional revenues under a technology and services agreement with Freedom International Brokerage as well as open derivative contracts. These are included as part of “Receivables from broker-dealers, clearing organizations, customers and related broker-dealers” or “Payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s consolidated statements of financial condition. As of both December 31, 2011 and December 31, 2010, the Company had receivables from Cantor and Freedom International Brokerage of $3.7 million. As of December 31, 2011, the Company had no payables to Cantor related to open derivative contracts. As of December 31, 2010, the Company had $0.9 million in payables to Cantor related to open derivative contracts.

Loans, Forgivable Loans and Other Receivables from Employees and Partners, Net

The Company has entered into various agreements with certain of its employees and partners whereby these individuals receive loans which may be either wholly or in part repaid from the distribution earnings that the individual receives on some or all of their limited partnership interests or may be forgiven over a period of time. The forgivable portion of these loans is recognized as compensation expense over the life of the loan. From time to time, the Company may also enter into agreements with employees and partners to grant bonus and salary advances or other types of loans. These advances and loans are repayable in the timeframes outlined in the underlying agreements.

As of December 31, 2011 and 2010, the aggregate balance of these employee loans was $192.7 million and $151.3 million, respectively, and is included as “Loans, forgivable loans and other receivables from employees and partners, net” in the Company’s consolidated statements of financial condition. Compensation expense for the above mentioned employee loans for the years ended December 31, 2011, 2010 and 2009 was $31.8 million, $41.2 million and $34.1 million, respectively. The compensation expense related to these employee loans is included as part of “Compensation and employee benefits” in the Company’s consolidated statements of operations.

8.75% Convertible Notes

On April 1, 2010 BGC Holdings issued an aggregate of $150.0 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “8.75% Convertible Notes”) to Cantor in a private placement transaction. The Company used the proceeds of the 8.75% Convertible Notes to repay at maturity $150.0 million aggregate principal amount of Senior Notes due April 1, 2010. The Company recorded interest expense related to the 8.75% Convertible Notes in the amount of $13.2 million and $9.8 million for the years ended December 31, 2011 and 2010, respectively. See Note 15—“Notes Payable, Collateralized and Short-Term Borrowings,” for more information.

Controlled Equity Offerings/Payment of Commissions to CF&Co

As discussed in Note 5—“Unit Redemptions and Stock Transactions,” the Company entered into controlled equity offering agreements with CF&Co, as the Company’s sales agent. For the years ended December 31, 2011 and 2010, the Company was charged approximately $1.4 million and $0.7 million, respectively, for services provided by CF&Co. These expenses are included as part of “Professional and consulting fees” in the Company’s consolidated statements of operations.

Cantor Purchase of Units upon Redemption of Founding/Working Partner Units from BGC Holdings

Cantor has the right to purchase Cantor units from BGC Holdings upon redemption of nonexchangeable founding/working partner units redeemed by BGC Holdings upon termination or bankruptcy of the founding/working partner. Any such Cantor units purchased by Cantor are exchangeable for shares of Class B common stock or, at Cantor’s election or if there are no additional authorized but unissued shares of Class B common stock, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments). As of December 31, 2011, BGC Holdings had the right to redeem an aggregate of 652,225 nonexchangeable founding/worker partner units and Cantor will have the right to buy an equivalent number of Cantor units.

BGC Partners’ Acquisition of CantorCO2e, L.P.

On August 2, 2011, the Company’s Board of Directors and Audit Committee approved the Company’s acquisition from Cantor of its North American environmental brokerage business, CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

Other Transactions

The Company is authorized to enter into loans, investments or other credit support arrangements for Aqua Securities L.P. (“Aqua”), an alternative electronic trading platform which offers new pools of block liquidity to the global equities markets, of up to $5.0 million in the aggregate; such arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor. A $2.0 million increase in this amount was authorized on November 1, 2010. Aqua is 51% owned by Cantor and 49% owned by the Company. Aqua is accounted for under the equity method of accounting. During the year ended December 31, 2011 and 2010, the Company made $1.7 million and $2.4 million, respectively, in cash contributions to Aqua. These contributions are recorded as part of “Investments” in the Company’s consolidated statements of financial condition.

The Company is authorized to enter into short-term arrangements with Cantor to cover any failed U.S. Treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues. As of December 31, 2011, the Company had not entered into any arrangements to cover any failed U.S. Treasury transactions.

To more effectively manage the Company’s exposure to changes in foreign exchange rates, the Company and Cantor agreed to jointly manage the exposure. As a result, the Company is authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor and the Company. The amount allocated to each party is based on the total net exposure for the Company and Cantor. The ratio of gross exposures of Cantor and the Company will be utilized to determine the shares of profit or loss allocated to each for the period. During the year ended December 31, 2011 the Company recognized its share of foreign exchange loss of $1.8 million. This loss is included as part of “Other expenses” in the Company’s consolidated statements of operations.

In March 2009, the Company and Cantor were authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity, so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less than favorable to the receiving party than such services are provided to typical third-party customers.

During the year ended December 31, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock. During the year ended December 31, 2010, Cantor exchanged 3,700,000 Cantor units for 3,700,000 shares of Class A common stock. These transactions did not impact the total number of shares and units outstanding. (See Note 5—“Unit Redemptions and Stock Transactions.”)

During the year ended December 31, 2011, the Company issued 9,000,000 shares of Class A common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. In addition, during the year ended December 31, 2011, the Company issued 9,000,000 shares of Class B common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. These issuances did not impact the total number of shares and units outstanding. As a result of these exchanges and the transactions described above, as of December 31, 2011, Cantor held an aggregate of 47,862,204 Cantor units. (See Note 5—“Unit Redemptions and Stock Transactions.”)

On August 2, 2010, the Company was authorized to engage CF&Co and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions with or involving one or more targets as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees. The Company may pay finders’, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, the Company may issue shares of the Company’s Class A common stock in full or partial payment of such fees.

On August 19, 2010, the Company completed the acquisition of Mint Partners (see Note 14—“Goodwill and Other Intangible Assets, Net”). In connection with this acquisition, the Company paid an advisory fee of $0.7 million to CF&Co. This fee was recorded as part of “Professional and consulting fees” in the Company’s consolidated statements of operations.

On October 14, 2011, the Company completed the acquisition of Newmark (see Note 14—“Goodwill and Other Intangible Assets, Net”). In connection with this acquisition, the Company paid an advisory fee of $1.4 million to CF&Co. This fee was recorded as part of “Professional and consulting fees” in the Company’s consolidated statements of operations.

During the year ended December 31, 2011, Howard W. Lutnick, the Company’s Chief Executive Officer, exercised an employee stock option with respect to 1,500,000 shares of Class A common stock at an exercise price of $5.10 per share. The exercise price was paid in cash from Mr. Lutnick’s personal funds.

Other executive officers of the Company exercised employee stock options with respect to 152,188 shares of Class A common stock at an average exercise price of $5.10 per share. A portion of these shares were withheld to pay the option exercise price and the applicable tax obligations. During the year ended December 31, 2011, these executive officers sold 6,454 of these shares of Class A common stock that they acquired upon exercise of options to the Company at an average price of $8.50 per share.

During the year ended December 31, 2011, the Company repurchased 7,991 shares of Class A common stock, at an average price of $8.94 per share, from one of the Company’s directors. Additionally, during the year ended December 31, 2011, the Company repurchased 46,484 shares of Class A common stock, at an average price of $5.71 per share, from one of the Company’s employees.

12.	Investments

The Company’s investments consisted of the following (in thousands):

	Percent Ownership (1)	December 31, 2011	December 31, 2010
ELX	26%	$6,306	$10,559
Freedom International Brokerage	45%	10,231	10,293
China Credit BGC Money Broking Company Limited	33%	1,853	2,277
Other		1,977	1,978

Total investments		$20,367	$25,107

(1)	Represents the Company’s voting interest in the equity method investment.

The Company’s share of losses related to its investments was $6.6 million, $6.9 million and $8.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. The Company’s share of the losses is reflected in “Losses on equity investments” in the Company’s consolidated statements of operations.

13.	Fixed Assets, Net

Fixed assets, net consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Computer and communications equipment	$198,322	$183,075
Software, including software development costs	138,845	118,448
Leasehold improvements and other fixed assets	111,573	102,344

	448,740	403,867
Less: accumulated depreciation and amortization	312,672	270,439

Fixed assets, net	$136,068	$133,428

Depreciation expense was $34.3 million, $34.1 million and $34.9 million for years ended December 31, 2011, 2010 and 2009, respectively. Depreciation is included as part of “Occupancy and equipment” in the Company’s consolidated statements of operations.

In accordance with FASB guidance, the Company capitalizes qualifying computer software development costs incurred during the application development stage and amortizes them over their estimated useful life of three years on a straight-line basis. For the years ended December 31, 2011, 2010 and 2009, software development costs totaling $15.9 million, $14.8 million and $15.5 million, respectively, were capitalized. Amortization of software development costs totaled $11.4 million, $11.9 million and $13.4 million, for the years ended December 31, 2011, 2010 and 2009, respectively. Amortization of software development costs is included as part of “Occupancy and equipment” in the Company’s consolidated statements of operations.

Impairment charges of $0.8 million, $0.3 million and $1.2 million were recorded for the years ended December 31, 2011, 2010 and 2009, respectively, related to the evaluation of capitalized software projects for future benefit and for fixed assets no longer in service. Impairment charges related to capitalized software and fixed assets are reflected in “Occupancy and equipment” in the Company’s consolidated statements of operations.

14.	Goodwill and Other Intangible Assets, Net

On October 14, 2011, the Company completed the acquisition of Newmark. Certain former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at the request of BGC. All of these former shareholders of Newmark have agreed to provide services to affiliates of BGC commencing at the closing. The total purchase price of Newmark was $90.1 million. The excess of the purchase price plus the fair value of the noncontrolling interest over the fair value of the net assets acquired has been recorded as goodwill of $59.5 million and was allocated to the Company’s Real Estate Services segment. The acquisition price included approximately 4.83 million shares of the Company’s Class A common stock that may be issued over a five-year period contingent on certain revenue targets being met, with an estimated fair value of $26.8 million. The Company had total direct costs of approximately $3.2 million related to the acquisition of Newmark. For the year ended December 31, 2011, Newmark’s total U.S. GAAP revenues subsequent to its acquisition by the Company were $47.7 million.

The following tables summarize the preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date (in millions). The Company expects to finalize its analysis of the intangible assets and receivables (including contingent receivables) acquired within the first year of the acquisition, and therefore adjustments to goodwill, intangible assets, brokerage receivables and commissions payable may occur.

Total fair value of consideration	$90.1
Total fair value of noncontrolling interest	14.5

Total fair value of Newmark	104.6
Total fair value of net assets acquired	45.1

Preliminary goodwill related to Newmark	$59.5

October 14, 2011
Assets
Cash and cash equivalents	$14.6
Brokerage receivables, net	77.9
Intangible assets	6.1
Other assets	21.9

Total assets acquired	120.5

Liabilities
Commissions payable, net	47.5
Other liabilities and accrued expenses	27.9

Total liabilities assumed	75.4

Net assets acquired	$45.1

In August 2010, the Company completed the acquisition of various assets and businesses of Mint Partners and Mint Equities (“Mint Partners”), a British financial institution and interdealer broker with offices in London, Dubai and New York. The total purchase price of Mint Partners was $11.2 million. The excess of the purchase price over the fair value of the net assets acquired of $8.0 million has been recorded as goodwill. The acquisition price included shares with an approximate fair value of $3.2 million and REUs with an approximate fair value of $3.6 million that may be issued contingent on certain revenue targets being met.

In June 2009, the Company acquired all of the outstanding shares of Liquidez Distribuidora de Títulos e Valores Mobiliários Ltda. (“Liquidez”). The purchase price for Liquidez was $15.6 million plus an additional contingent payment subject to achievement of certain profit targets through 2013. As part of the purchase price, the Company issued an aggregate of 1,750,000 limited partnership units to certain shareholders of Liquidez, a portion of which will or have become exchangeable into shares of the Company’s Class A common stock with an approximate fair value of $2.3 million. An additional 250,000 limited partnership units were issued to brokers and accounted for as compensation. The goodwill attributed to this acquisition was $12.0 million.

The results of operations of Newmark, Mint Partners and Liquidez have been included in the Company’s consolidated financial statements subsequent to their respective dates of acquisition.

Goodwill is not amortized and is reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with FASB guidance on Goodwill and Other Intangible Assets. The Company completed its annual goodwill impairment testing during the fourth quarter of 2011, which did not result in any goodwill impairment.

The changes in the carrying amount of goodwill for the year ended December 31, 2011 were as follows (in thousands):

	Financial Services	Real Estate Services	Total
Balance at December 31, 2010	$82,853	$—	$82,853
Newmark acquisition	—	59,540	59,540
Cumulative translation adjustment	(1,251)	—	(1,251)

Balance at December 31, 2011	$81,602	$59,540	$141,142

Other intangible assets consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Definite life intangible assets:
Patents	$35,944	$37,278
Customer base/relationships	15,280	15,603
Internally developed software	5,722	5,722
Noncompete agreements	3,418	1,628
All other	3,778	3,709

Total gross definite life intangible assets	64,142	63,940
Less: accumulated amortization	52,996	51,837

Net definite life intangible assets	11,146	12,103

Indefinite life intangible assets:
Trade name	4,348	—
Horizon license	1,500	1,500

Total net intangible assets	$16,994	$13,603

Intangible amortization expense was $3.5 million, $4.1 million and $4.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Intangible amortization is included as part of “Other expenses” in the Company’s consolidated statements of operations. The estimated aggregate amortization for each of the next five fiscal years and thereafter is as follows: $3.3 million in 2012, $2.6 million in 2013, $2.0 million in 2014, $2.2 million in 2015, $0.2 million in 2016 and $0.8 million thereafter.

15.	Notes Payable, Collateralized and Short-Term Borrowings

Notes payable, collateralized and short-term borrowings consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
8.75% Convertible Notes	$150,000	$150,000
4.50% Convertible Notes	138,976	—
Collateralized borrowings	42,940	39,258
Short-term borrowings	13,600	—

Total	$345,516	$189,258

Senior Notes and Convertible Notes

On March 31, 2008, the Company entered into a Note Purchase Agreement pursuant to which it issued $150.0 million principal amount of senior notes (the “Senior Notes”) to a number of investors. The Senior Notes incurred interest semiannually at the rate of 5.19% per annum (plus 2.31% per annum paid to Cantor for the guarantee provision, as discussed in Note 11—“Related Party Transactions”). The Senior Notes matured on April 1, 2010. Therefore, the Company did not record any interest expense related to the Senior Notes for the year ended December 31, 2011. During the year ended December 31, 2010, the Company recorded interest expense related to the Senior Notes of $1.9 million prior to their maturity on April 1, 2010. The Company recorded interest expense related to the Senior Notes of $7.8 million for the year ended December 31, 2009.

On April 1, 2010, BGC Holdings issued an aggregate of $150.0 million principal amount of the 8.75% Convertible Notes to Cantor in a private placement transaction. The Company used the proceeds of the 8.75% Convertible Notes to repay at maturity the Senior Notes. The 8.75% Convertible Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of the Company. The 8.75% Convertible Notes bear an annual interest rate of 8.75%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010, and are currently convertible into 22.5 million shares of Class A common stock. The 8.75% Convertible Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted. The Company recorded interest expense related to the 8.75% Convertible Notes of $13.2 million and $9.8 million for the years ended December 31, 2011 and December 31, 2010, respectively.

The 8.75% Convertible Notes are convertible, at the holder’s option, at a conversion rate of 150.0540 shares of Class A common stock per $1,000 principal amount of notes, subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Senior Notes due 2016 (the “4.50% Convertible Notes”). The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes will mature on July 15, 2016, unless earlier repurchased, exchanged or converted. The Company recorded interest expense related to the 4.50% Convertible Notes of $4.8 million for the year ended December 31, 2011.

The 4.50% Convertible Notes are convertible, at the holder’s option, at a conversion rate of 101.6260 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.17 per share of Class A common stock. This conversion rate is equal to a conversion price of approximately $9.84 per share, a 20% premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ on July 25, 2011. Upon conversion, the Company will pay or deliver, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock.

As prescribed by FASB guidance, Debt, the Company recognized the value of the embedded conversion feature of the 4.50% Convertible Notes as an increase to additional paid-in capital of approximately $19.0 million on a pre-tax basis ($16.1 million net of taxes and issuance costs). The embedded conversion feature was measured as the difference between the proceeds received and the fair value of a similar liability without the conversion feature. The value of the conversion feature is treated as a debt discount and reduced the initial carrying value of the 4.50% Convertible Notes to $137.2 million, net of debt issuance costs of $3.8 million allocated to the debt component of the instrument. The discount is amortized as interest cost and the carrying value of the notes will accrete up to the face amount over the term of the notes.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of the 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes). The capped call transactions have a cap price equal to $12.30 per share (50% above the last reported sale price of the Company’s Class A common stock on the NASDAQ on July 25, 2011). The purchase price of the capped call resulted in a decrease to additional paid-in capital of $11.4 million on a pre-tax basis ($9.9 million on an after-tax basis). The capped call transactions cover 16,260,160 shares of BGC’s Class A common stock.

Below is a summary of the Company’s Convertible Notes (in thousands, except share and per share amounts):

	4.50% Convertible Notes		8.75% Convertible Notes
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Principal amount of debt component	$160,000	$—	$150,000	$150,000
Unamortized discount	(21,024)	—	—	—
Carrying amount of debt component	138,976	—	150,000	150,000
Carrying amount of equity component	18,972	—	—	—
Effective interest rate	7.61%	—	8.75%	8.75%
Maturity date (period through which discount is being amortized)	7/15/2016	—	4/15/2015	4/15/2015
Conversion price	$9.84	—	$6.66	$6.88
Number of shares to be delivered upon conversion	16,260,160	—	22,508,095	21,805,897
Amount by which the notes’ if-converted value exceeds their principal amount	$—	$—	$—	$31,207

Below is a summary of the interest expense related to the Company’s Convertible Notes (in thousands):

	4.50% Convertible Notes		8.75% Convertible Notes
	For the year ended		For the year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Coupon interest	$3,040	$—	$13,161	$9,844
Amortization of discount	1,808	—	—	—

Total interest expense	$4,848	$—	$13,161	$9,844

Collateralized Borrowings

On September 25, 2009, BGC Partners, L.P. entered into a secured loan arrangement, under which it pledged certain fixed assets including furniture, computers and telecommunications equipment in exchange for a loan of $19.0 million. The principal and interest on this secured loan arrangement are repayable in 36 consecutive monthly installments at a fixed rate of 8.09% per annum. The outstanding balance of the secured loan arrangement was $5.2 million and $11.6 million as of December 31, 2011 and 2010, respectively. The value of the fixed assets pledged was $5.0 million and $9.6 million as of December 31, 2011 and 2010, respectively. The secured loan arrangement is guaranteed by the Company. The Company recorded interest expense related to the secured loan arrangement of $0.7 million, $1.2 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

On September 29, 2011, the Company entered into a secured financing agreement, whereby the Company borrowed approximately $16.6 million (approximately $16.4 million after transaction costs) from a third party in exchange for a security interest in certain computer equipment, furniture, software and related peripherals. The principal and interest on this secured loan arrangement are repayable in consecutive monthly installments, of which approximately $4.9 million is payable over 36 months at a fixed rate of 5.35% per annum and approximately $11.7 million is repayable over 48 months at a fixed rate of 5.305% per annum. The outstanding balance of the secured financing arrangement was $15.4 million as of December 31, 2011. The value of the fixed assets pledged was $13.0 million as of December 31, 2011. The secured loan arrangement is guaranteed by the Company. Interest expense related to the secured financing arrangement was approximately $0.3 million for the year ended December 31, 2011.

On various dates during the year ended December 31, 2010 and continuing through December 31, 2011, the Company sold certain furniture, equipment and software for $34.2 million, net of costs and concurrently entered into agreements to lease the property back. The principal and interest on the leases are repayable in equal monthly installments for terms of 36 months (software) and 48 months (furniture and equipment) with maturities through September 2014. The outstanding balance of the leases was $22.4 million and $27.6 million as of December 31, 2011 and 2010, respectively. The value of the fixed assets pledged was $17.0 million and $22.9 million as of December 31, 2011 and 2010, respectively. The Company recorded interest expense of $1.4 million and $0.3 million for the years ended December 31, 2011 and 2010, respectively.

Because assets revert back to the Company at the end of the leases, the transactions were capitalized. As a result, consideration received from the purchaser is included in the Company’s consolidated statements of financial condition as a financing obligation, and payments made under the lease are being recorded as interest expense (at an effective rate of approximately 6%). Depreciation on these fixed assets will continue to be charged to “Occupancy and equipment” in the Company’s consolidated statements of operations.

Credit Agreement

On June 23, 2011, the Company entered into a credit agreement with a third party (the “Credit Agreement”) which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013. Borrowings under the Credit Agreement will bear interest at a per annum rate equal to, at the Company’s option, either (a) a base rate equal to the greatest of (i) the prime rate as established by the Administrative Agent from time to time, (ii) the average federal funds rate plus 0.5%, and (iii) the reserve adjusted one-month LIBOR reset daily plus 1.0%, or (b) the reserve adjusted LIBOR for interest periods of one, two, three or six months, as selected by the Company, in each case plus an applicable margin. The applicable margin will initially be 2.0% with respect to base rate borrowings in (a) above and 3.0% with respect to borrowings selected as LIBOR borrowings in (b) above, but may increase to a maximum of 3.0% and 4.0%, respectively, depending upon the Company’s credit rating. The Credit Agreement also provides for an unused facility fee and certain upfront and arrangement fees. The Credit Agreement requires that the outstanding loan balance be reduced to zero every 270 days for three days. The Credit Agreement further provides for certain financial covenants, including minimum equity, tangible equity and interest coverage, as well as maximum levels for total assets to equity capital and debt to equity. The Credit Agreement also contains certain other affirmative and negative covenants. As of December 31, 2011, there was $13.6 million in borrowings outstanding under the Credit Agreement. The Company recorded interest expense related to the Credit Agreement of $0.1 million for the year ended December 31, 2011. There was no interest expense related to the Credit Agreement for the years ended December 31, 2010 and 2009.

16.	Compensation

Compensation Arrangements, Redemptions, and Related Charges

In March 2010, the Company began a global partnership redemption and compensation program to enhance the Company’s employment arrangements by leveraging the Company’s unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in limited partnership units and to other contractual modifications sought by the Company. Also as part of this program, the Company redeemed limited partnership units and founding/working partner units for cash and/or other units and granted exchangeability to certain units.

During the year ended December 31, 2010, the Company completed its global compensation restructuring which accelerated the amortization of deferred compensation expense. As a result, the Company incurred a one-time compensation charge of $41.3 million during the year ended December 31, 2010.

Certain limited partnership units are granted exchangeability into Class A common stock on a one-for-one basis (subject to adjustment). Upon grant of exchangeability, the limited partnership units are cancelled, and the partner is granted a partnership unit that is exchangeable for shares of the Company’s Class A common stock. At the time exchangeability is granted, the Company recognizes an expense based on the fair value of the award on that date, which is included in “Compensation and employee benefits” in the Company’s consolidated statements of operations. During the years ended December 31, 2011 and 2010, the Company granted exchangeability on 14.2 million and 6.8 million limited partnership units for which the Company incurred compensation expense of $108.3 million and $42.4 million, respectively. The Company did not grant any exchangeability on limited partnership units in 2009.

Pursuant to the BGC Partners, Inc. Third Amended and Restated Long Term Incentive Plan (the “Plan”), as amended and restated and approved by stockholders at the Annual Meeting of Stockholders of the Company on December 14, 2011, the Company’s Compensation Committee may grant stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents and other equity-based awards, including to provide exchange rights for shares of the Company’s Class A common stock upon exchange of limited partnership units and founding/working partner units. A maximum of 150 million shares of the Company’s Class A common stock are authorized to be delivered or cash settled pursuant to awards granted during the life of the Plan. The limit on the aggregate number of shares that may be delivered under the Plan allowed for the grant of future awards relating to 101.7 million shares as of December 31, 2011. Upon vesting of RSUs or exercise of employee stock options, the Company generally issues new shares of the Company’s Class A common stock.

Restricted Stock Units

A summary of the activity associated with RSUs is as follows:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Term (Years)
Balance at December 31, 2008	2,106,516	$8.91	1.91
Granted	3,067,869	2.66
Delivered units	(1,273,601)	9.07
Forfeited units	(283,271)	6.31

Balance at December 31, 2009	3,617,513	$3.83	1.21
Granted	2,281,327	5.29
Delivered units	(1,178,496)	5.17
Forfeited units	(448,915)	4.78

Balance at December 31, 2010	4,271,429	$4.13	0.87
Granted	1,368,671	8.02
Delivered units	(2,397,662)	3.84
Forfeited units	(520,618)	6.15

Balance at December 31, 2011	2,721,820	$5.96	1.76

The fair value of RSUs awarded to employees and directors is determined on the date of grant based on the market value of Class A common stock, and is recognized, net of the effect of estimated forfeitures, ratably over the vesting period. The Company uses historical data, including historical forfeitures and turnover rates, to estimate expected forfeiture rates for both employee and director RSUs. Each RSU is settled in one share of Class A common stock upon completion of the vesting period.

During the years ended December 31, 2011, 2010 and 2009, the Company granted 1.4 million, 2.3 million and 3.1 million, respectively, of RSUs with aggregate estimated grant date fair values of approximately $11.0 million, $12.1 million and $8.2 million, respectively, to employees and directors. These RSUs were awarded in lieu of cash compensation for salaries, commissions and/or discretionary or guaranteed bonuses. RSUs granted to these individuals generally vest over a two to four-year period.

For RSUs that vested during 2011, 2010 and 2009, the Company withheld shares valued at $3.6 million, $2.2 million and $1.8 million, respectively to pay payroll taxes due at the time of vesting.

As of December 31, 2011 and 2010 the aggregate estimated grant date fair value of outstanding RSUs was approximately $16.2 million and $17.6 million, respectively.

Compensation expense related to RSUs, before associated income taxes, was approximately $9.0 million, $9.7 million and $15.2 million for the years ended December 31, 2011, 2010, and 2009, respectively. As of December 31, 2011, there was approximately $11.0 million of total unrecognized compensation expense related to unvested RSUs.

Stock Options

A summary of the activity associated with stock options is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2008	15,053,505	$14.71		$—
Granted	—	—
Exercised options	—	—
Forfeited options	(3,381,326)	20.83

Balance at December 31, 2009	11,672,179	$12.92		$—
Granted	—	—
Exercised options	(96,610)	8.10
Forfeited options	(1,196,029)	18.60

Balance at December 31, 2010	10,379,540	$12.34		$6,626,196
Granted	—	—
Exercised options	(2,047,249)	5.10
Forfeited options	(76,225)	19.50

Balance at December 31, 2011	8,256,066	$14.07	2.9	$—

Options exercisable at December 31, 2011	8,256,066	$14.07	2.9	$—

The Company did not grant any stock options during the years ended December 31, 2011, 2010 and 2009. During the years ended December 31, 2011, 2010 and 2009, the aggregate intrinsic value of options exercised was $7.3 million, $0.3 million and $0.0 million, respectively, determined as of the date of option exercise. The exercise prices for these options equaled the closing price of the Company’s Class A common stock on the date of grant of each option. Cash received from option exercises during 2011 was $7.7 million.

The Company did not record any compensation expense related to stock options for the years ended December 31, 2011, 2010 and 2009, as all of these options vested in prior years. As of December 31, 2011, there was no unrecognized compensation expense related to unvested stock options.

The following table provides further details relating to the Company’s stock options outstanding at December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable	Weighted-Average Exercise Price
$6.91—$8.73	298,500	$8.23	4.5	298,500	$8.23
$8.74—$15.40	5,813,066	11.99	3.1	5,813,066	11.99
$15.41—$23.10	2,123,000	20.47	2.0	2,123,000	20.47
$23.11—$30.80	21,500	26.32	1.8	21,500	26.32

Total	8,256,066	$14.07	2.9	8,256,066	$14.07

Limited Partnership Units

A summary of the activity associated with limited partnership units is as follows:

Number of Units
Balance at December 31, 2008	8,065,159
Granted	19,266,147
Redeemed/Exchanged units	—
Forfeited units	(565,138)

Balance at December 31, 2009	26,766,168
Granted	21,899,941
Redeemed/Exchanged units	(6,864,148)
Forfeited units	(950,596)

Balance at December 31, 2010	40,851,365
Granted	21,244,357
Redeemed/Exchanged units	(11,165,346)
Forfeited units	(5,116,022)

Balance at December 31, 2011	45,814,354

The number of unvested limited partnership units as of December 31, 2011, 2010 and 2009 was 2.6 million, 4.0 million and 17.1 million, respectively.

As of December 31, 2011, 2010 and 2009 the notional value of the applicable limited partnership units was $37.6 million, $42.9 million and $107.7 million, respectively.

As of December 31, 2011 and 2010, the number of limited partnership units exchangeable into shares of Class A common stock at the discretion of the unit holder was 1.8 million and 0.2 million, respectively. As of December 31, 2009, there were no limited partnership units exchangeable into Class A common shares at the discretion of the unit holder.

As of December 31, 2011 and 2010 the aggregate estimated fair value of the limited partnership units held by executives and non-executive employees, awarded in lieu of cash compensation for salaries, commissions and/or discretionary or guaranteed bonuses was $16.5 million and $8.7 million, respectively.

Compensation expense related to limited partnership units with a post-termination pay-out amount is recognized over the stated service period. These units generally vest over three years from the date of grant. The Company recognized compensation expense, before associated income taxes, related to limited partnership units that were not redeemed of $7.8 million, $4.5 million and $8.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

17.	Commitments, Contingencies and Guarantees

Contractual Obligations and Commitments

The following table summarizes certain of the Company’s contractual obligations at December 31, 2011 (in thousands):

	Total	Less Than 1 Year	1-3 years	3-5 years	More Than 5 Years
Operating leases(1)	$204,076	$32,855	$59,090	$46,864	$65,267
Notes payable and collateralized obligations(2)	353,425	20,273	20,508	312,644	—
Interest on notes payable(2)	78,984	22,200	41,791	14,993	—
Short-term borrowings	13,600	13,600	—	—	—
Interest on short-term borrowings	132	132	—	—	—

Total contractual obligations	$650,217	$89,060	$121,389	$374,501	$65,267

(1)	Operating leases are related to rental payments under various non-cancelable leases, principally for office space, net of sub-lease payments to be received. The total amount of sub-lease payments to be received is approximately $17.3 million over the life of the agreement. These sub-lease payments are included in the table above.
(2)	Notes payable and collateralized obligations reflects the issuance of $150.0 million of the 8.75% Convertible Notes, $160.0 million of the 4.50% Convertible Notes (the $160.0 million represents the principal amount of the debt; the carrying value of the 4.50% Convertible Notes as of December 31, 2011 was approximately $139.0 million), and $43.4 million of secured loan arrangements (the $43.4 million represents the principal amount of the debt; the carrying value of the secured loan arrangements as of December 31, 2011 was approximately $42.9 million). See Note 15—“Notes Payable, Collateralized and Short-Term Borrowings,” for more information regarding these obligations, including timing of payments and compliance with debt covenants.

The Company is obligated for minimum rental payments under various non-cancelable operating leases, principally for office space, expiring at various dates through 2021. Certain of the leases contain escalation clauses that require payment of additional rent to the extent of increases in certain operating or other costs.

As of December 31, 2011 minimum lease payments under these arrangements are as follows (in thousands):

Net Lease Commitment
2012	$32,855
2013	31,005
2014	28,085
2015	26,066
2016	20,798
2017 and thereafter	65,267

Total	$204,076

The lease obligations shown above are presented net of payments to be received under a non-cancellable sub-lease. BGC Partners entered into a sub-lease agreement for the leasehold it vacated at One America Square in July 2005. The Company began to receive sub-lease rental payments under this arrangement in 2008. The total amount of sub-lease payments to be received is approximately $26.0 million over the life of the agreement.

In addition to the above obligations under non-cancelable operating leases, the Company is also obligated to Cantor for rental payments under Cantor’s various non-cancelable leases with third parties, principally for office space and computer equipment, expiring at various dates through 2020. Certain of these leases have renewal terms at the Company’s option and/or escalation clauses (primarily based on the Consumer Price Index). Cantor allocates a portion of the rental payments to the Company based on square footage used.

The Company also allocates a portion of the rental payments for which it is obligated under non-cancelable operating leases to Cantor and its affiliates. These allocations are based on square footage used.

Rent expense for the years ended December 31, 2011, 2010 and 2009 was $31.8 million, $25.6 million and $24.6 million, respectively. Rent expense is included as part of “Occupancy and equipment” in the Company’s consolidated statements of operations.

In the event the Company anticipates incurring costs under any of its leases that exceed anticipated sublease revenues, it recognizes a loss and records a liability for the present value of the excess lease obligations over the estimated sublease rental income. The liability for future lease payments, net of anticipated sublease rental income, was approximately $5.0 million and $0.7 million, as of December 31, 2011 and December 31, 2010, respectively, and is included as part of “Accounts payable, accrued and other liabilities” in the Company’s consolidated statements of financial condition. The lease liability takes into consideration various assumptions, including prevailing rental rates.

Contingent Payments Related to Acquisitions

On October 14, 2011, the Company completed the acquisition of Newmark. The acquisition price included approximately 4.83 million shares of the Company’s Class A common stock with an approximate fair value of $26.8 million that may be issued over a five-year period contingent on certain revenue targets being met. As of December 31, 2011, the Company has not issued any shares of its Class A common stock related to these contingent payments.

In August 2010, the Company completed the acquisition of various assets and businesses of Mint Partners. The acquisition price included shares with an approximate fair value of $3.2 million on the acquisition date and REUs with an approximate fair value of $3.6 million on the acquisition date that may be issued over a five-year period contingent on certain revenue targets being met. The first contingent payment was made in 2011. As of December 31, 2011, the Company has issued 45,959 shares of its Class A common stock related to these contingent payments.

In June 2009, the Company acquired all of the outstanding shares of Liquidez. The purchase price for Liquidez included contingent payments with an approximate fair value of $8.2 million on the acquisition date subject to achievement of certain profit targets through 2013. The first contingent payment was made in 2010. As of December 31, 2011, the Company has paid $4.3 million related to these contingent payments and had a remaining liability of $4.2 million.

Contingencies

In the ordinary course of business, various legal actions are brought and are pending against the Company and its affiliates in the U.S. and internationally. In some of these actions, substantial amounts are claimed. The Company is also involved, from time to time, in reviews, examinations, inspections, investigations and enforcement actions by governmental and self-regulatory agencies (both formal and informal) regarding the Company’s businesses. These matters may result in judgments, settlements, costs, fines, penalties, sanctions or other relief. The following generally does not include matters that the Company has pending against other parties which, if successful, would result in awards in favor of the Company or its subsidiaries.

Employment and Competitor-Related Litigation

From time to time, the Company and its affiliates are involved in litigation, claims and arbitrations in the U.S. and internationally, relating to various employment matters, including with respect to termination of employment, hiring of employees currently or previously employed by competitors, terms and conditions of employment and other matters. In light of the competitive nature of the brokerage industry, litigation, claims and arbitration between competitors regarding employee hiring are not uncommon.

Other Matters

In August 2004, Trading Technologies International, Inc. (“TT”) commenced an action in the United States District Court, Northern District of Illinois, Eastern Division, against us. In its complaint, TT alleged that the Company infringed two of TT’s patents. TT later added eSpeed International Ltd., ECCO LLC and ECCO Ware LLC as defendants. On June 20, 2007, the Court granted eSpeed’s motion for partial summary judgment on TT’s claims of infringement covering the then current versions of certain products. As a result, the remaining products at issue in the case were the versions of the eSpeed and ECCO products that have not been on the market in the U.S. since around the end of 2004. After a trial, a jury rendered a verdict that eSpeed and ECCO willfully infringed. The jury awarded TT damages in the amount of $3.5 million against ECCO and eSpeed. Thereafter, the Court granted eSpeed’s motion for directed verdict that eSpeed’s infringement was not willful as a matter of law, and denied eSpeed’s general motions for directed verdict and for a new trial. eSpeed’s remittitur motion was conditionally granted in part. TT indicated by letter that it accepted the remittitur, which would reduce the total principal amount of the verdict to $2,539,468. Although ultimately the Court’s “Final Judgment in a Civil Case” contained no provision for monetary damages, TT’s motion for pre-judgment interest was granted, and interest was set at the prime rate, compounded monthly. On May 23, 2008, the Court granted TT’s motion for a permanent injunction and on June 13, 2008 denied its motion for attorneys’ fees. On July 16, 2008, TT’s costs were assessed by the Court clerk in the amount of $3,321,776 against eSpeed. eSpeed filed a motion to strike many of these costs, which a Magistrate Judge said on October 29, 2010 should be assessed at $381,831. The Company has asked the District Court to reduce that amount. Both parties appealed to the United States Court of Appeals for the Federal Circuit, which issued an opinion on February 25, 2010, affirming the District Court on all issues presented on appeal. The mandate of the Court of Appeals was issued on April 28, 2010.

On June 9, 2010, TT filed in the District Court a “Motion to Enforce the Money Judgment.” The Company has opposed this motion on the ground that no money judgment was entered prior to the taking of the appeal by TT. A Magistrate Judge concluded there was no money judgment, but on its own initiative recommended the District Court amend the Final Judgment to include damages in the principal amount of $2,539,468. On March 29, 2011, the District Court affirmed. The parties subsequently stipulated to a further amendment to the judgment to apportion this amount in accordance with the remitted jury verdict between eSpeed. The Company reserved its rights with respect to this amended judgment and on May 27, 2011 filed an appeal of the amended judgment, which remains pending. The Company may be required to pay TT damages and/or certain costs. The Company has accrued the amount of the District Court jury’s verdict as remitted plus interest and a portion of the preliminarily assessed costs that the Company believes would cover the amount if any were actually awarded.

On February 3, 2010, TT filed another civil action against the Company in the Northern District of Illinois, alleging direct and indirect infringement of three additional patents, U.S. Patents Nos. 7,533,056, 7,587,357, and 7,613,651, and by later amendment to the complaint No. 7,676,411 by the eSpeedometer product. On June 24, 2010, TT filed a Second Amended Complaint to add certain of the Company’s affiliates. On February 4, 2011, the Court ordered that the case be consolidated with nine other cases filed by TT in February 2010 against other defendants, involving some of the same patents. On May 25, 2011, TT filed a Third Amended Complaint substituting certain of the Company’s affiliates for the previously-named defendants. On June 15, 2011, TT filed a Fourth Amended Complaint adding claims of direct and indirect infringement of six additional U.S. Patents Nos. 7,685,055, 7,693,768, 7,725,382, 7,813,996, 7,904,374, and 7,930,240. On October 3, 2011 the Company

filed an answer and counterclaims. On February 9, 2012, the Court granted a motion for partial summary judgment, holding that Patent No. 7,676,411 is invalid, and a motion for partial summary judgment that Patent No. 7,533,056 is not invalid for lack of written description.

On August 24, 2009, Tullett Liberty Securities LLC (“Tullett Liberty”) filed a claim with FINRA dispute resolution (the “FINRA Arbitration”) in New York, New York against BGC Financial, L.P., an affiliate of BGC Partners (“BGC Financial”), one of BGC Financial’s officers, and certain persons formerly or currently employed by Tullett Liberty subsidiaries. Tullett Liberty thereafter added Tullett Prebon Americas Corp. (“Tullett Americas,” together with Tullett Liberty, the “Tullett Subsidiaries”) as a claimant, and added 35 individual employees, who were formerly employed by the Tullett Subsidiaries, as respondents. In the FINRA Arbitration, the Tullett Subsidiaries allege that BGC Financial harmed their inter-dealer brokerage business by hiring 79 of their employees, and that BGC Financial aided and abetted various alleged wrongs by the employees, engaged in unfair competition, misappropriated trade secrets and confidential information, tortiously interfered with contract and economic relationships, and violated FINRA Rules of Conduct. The Tullett Subsidiaries also alleged certain breaches of contract and duties of loyalty and fiduciary duties against the employees. BGC Financial has generally agreed to indemnify the employees. In the FINRA Arbitration, the Tullett Subsidiaries claim compensatory damages of not less than $779 million and exemplary damages of not less than $500 million. The Tullett Subsidiaries also seek costs and permanent injunctions against the defendants.

The parties stipulated to consolidate the FINRA Arbitration with five other related arbitrations (FINRA Case Nos. 09-04807, 09-04842, 09-06377, 10-00139 and 10-01265)—two arbitrations previously commenced against Tullett Liberty by certain of its former brokers now employed by BGC Financial, as well as three arbitrations commenced against BGC Financial by brokers who were previously employed by BGC Financial before returning to Tullett Liberty. FINRA consolidated them. BGC Financial and the employees filed their Statement of Answer and BGC’s Statement of Counterclaim. Tullett Liberty responded to BGC’s Counterclaim. Tullett filed an action in the Supreme Court, New York County against three of BGC’s executives involved in the recruitment in the New York metropolitan area. Tullett agreed to discontinue the action in New York state court and add these claims to the FINRA Arbitration. Tullett and the Company have also agreed to join Tullett’s claims against BGC Capital Markets, L.P. to the FINRA Arbitration. The hearings in the FINRA Arbitration and the arbitrations consolidated therewith are scheduled to begin in mid-April 2012.

On October 22, 2009, Tullett Prebon plc (“Tullett”) filed a complaint in the United States District Court for the District of New Jersey against BGC Partners captioned Tullett Prebon plc vs. BGC Partners, Inc. (the “New Jersey Action”). In the New Jersey Action, Tullett asserted claims relating to decisions made by approximately 81 brokers to terminate their employment with the Tullett Subsidiaries and join BGC Partners’ affiliates. In its complaint, Tullett made a number of allegations against BGC Partners related to raiding, unfair competition, New Jersey RICO, and other claims arising from the brokers’ current or prospective employment by BGC Partners’ affiliates. Tullett claimed compensatory damages against BGC Partners in excess of $1 billion for various alleged injuries as well as exemplary damages. It also sought costs and an injunction against additional hirings.

In response to a BGC motion, Tullett filed its First Amended Complaint (the “Amended New Jersey Complaint”), which largely repeated the allegations of injury and the claims asserted in the initial complaint. The Amended New Jersey Complaint incorporates the damages sought in the FINRA Arbitration, repeats many of the allegations raised in the FINRA Arbitration and also references hiring of employees of Tullett affiliates by BGC Partners or BGC Partners’ affiliates overseas, for which Tullett and/or the Tullett Subsidiaries have filed suit outside of the United States, including one in the High Court in London and another commenced by a Tullett affiliate against seven brokers at a BGC Partners affiliate in Hong Kong, on which the Company may have certain indemnity obligations. In the London action, the High Court found liability for certain of BGC Partners’ actions, affirmed on appeal, and the case was settled during the damages hearing thereafter. The Hong Kong case has also been settled. BGC Partners moved to dismiss the Amended New Jersey Complaint, or in the alternative, to stay the action pending the resolution of the FINRA Arbitration. In that motion, BGC Partners argued that

Tullett lacked standing to pursue its claims, that the court lacked subject matter jurisdiction and that each of the causes of action in the Amended New Jersey Complaint failed to state a legally sufficient claim. On June 18, 2010, the District Court ordered that the First Amended Complaint be dismissed with prejudice. Tullett appealed. On May 13, 2011, the United States Court of Appeals for the Third Judicial Circuit affirmed the decision of the District Court dismissing the case with prejudice. Subsequently, Tullett, joined by two subsidiaries, has filed a complaint against BGC Partners in New Jersey state court alleging substantially the same claims. The New Jersey state action also raises claims related to employees who decided to terminate their employment with Tullett and join a BGC Partners affiliate subsequent to the federal complaint. BGC has moved to stay the New Jersey state action and has also moved to dismiss certain of the claims asserted therein. On November 9, 2011, the court granted BGC Partners’ motion to dismiss Tullett’s claim for “raiding,” but otherwise denied the motions to dismiss and for a stay. BGC Partners moved for leave to appeal the denial of its motions. On December 21, 2011, the Superior Court, Appellate Division, denied BGC Partners’ motion for leave to appeal. On December 22, 2011, BGC Partners filed its Answer and Affirmative Defenses. This action is proceeding to discovery.

Subsidiaries of Tullett filed additional claims with FINRA on April 4, 2011, seeking unspecified damages and injunctive relief against BGC Financial, and nine additional former employees of the Tullett subsidiaries alleging similar claims (similar to those asserted in the previously filed FINRA Arbitration) related to BGC Financial’s hiring of those nine employees in 2011. These claims have not been consolidated with the other FINRA proceedings. BGC Financial and those employees filed their Statement of Answer and the employees’ Statement of Counterclaims, and the Tullett subsidiaries responded to the employees’ counterclaims.

BGC Partners and its affiliates intend to vigorously defend against and seek appropriate affirmative relief in the FINRA Arbitration and the other actions, and believe that they have substantial defenses to the claims asserted against them in those proceedings, believe that the damages and injunctive relief sought against them in those proceedings are unwarranted and unprecedented, and believe that Tullett Liberty, Tullett and the Tullett Subsidiaries are attempting to use the judicial and industry dispute resolution mechanisms in an effort to shift blame to BGC Partners for their own failures. However, no assurance can be given as to whether Tullett, Tullett Liberty or any of the Tullett Subsidiaries may actually succeed against either BGC Partners or any of its affiliates.

In November 2010, the Company’s affiliates filed three proceedings against Tullett Prebon Information (C.I.) Ltd and certain of its affiliates. In these proceedings, the Company’s affiliates seek to recover hundreds of millions of dollars relating to Tullett’s theft of BGCantor Market Data’s proprietary data. BGCantor Market Data (and two predecessors in interest) seek contractual damages and two of the Company’s brokerage affiliates seek disgorgement of profits due to unfair competition.

In the ordinary course of business, various legal actions are brought and may be pending against the Company. The Company is also involved, from time to time, in other reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the Company’s business. Any such actions may result in judgments, settlements, fines, penalties, injunctions or other relief.

Legal reserves are established in accordance with FASB guidance on Accounting for Contingencies, when a material legal liability is both probable and reasonably estimable. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. The outcome of such items cannot be determined with certainty; therefore, the Company cannot predict what the eventual loss related to such matters will be. Management believes that, based on currently available information, the final outcome of these current pending matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Letter of Credit Agreements

The Company has irrevocable uncollateralized letters of credit with various banks, where the beneficiaries are clearing organizations through which it transacted, that are used in lieu of margin and deposits with those clearing organizations. As of December 31, 2011, the Company was contingently liable for $1.9 million under these letters of credit.

Risk and Uncertainties

The Company generates revenues by providing financial intermediary and securities trading and brokerage activities to institutional customers and by executing and, in some cases, clearing transactions for institutional counterparties. Revenues for these services are transaction-based. As a result, revenues could vary based on the transaction volume of global financial markets. Additionally, financing is sensitive to interest rate fluctuations, which could have an impact on its overall profitability.

Guarantees

The Company provides guarantees to securities clearing houses and exchanges which meet the definition of a guarantee under FASB interpretations. Under these standard securities clearing house and exchange membership agreements, members are required to guarantee, collectively, the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the clearing house or exchange, all other members would be required to meet the shortfall. In the opinion of management, the Company’s liability under these agreements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential of being required to make payments under these arrangements is remote. Accordingly, no contingent liability has been recorded in the Company’s consolidated statements of financial condition for these agreements.

18.	Income Taxes

The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations, as well as taxes payable to jurisdictions outside the U.S. In addition, certain of the Company’s entities are taxed as U.S. partnerships and are subject to the UBT in the City of New York. Therefore, the tax liability or benefit related to the partnership income or loss except for UBT rests with the partners (see Note 2—“Limited Partnership Interests in BGC Holdings” for discussion of partnership interests) rather than the partnership entity.

The provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2011	2010	2009
Current:
U.S. federal	$1,292	$1,863	$5,281
U.S. state and local	1,319	655	906
Foreign	9,853	10,668	16,403
UBT	1,572	1,289	1,445

	14,036	14,475	24,035
Deferred:
U.S. federal	2,766	992	(603)
U.S. state and local	(645)	252	(94)
Foreign	(294)	(4,411)	313
UBT	136	235	24

	1,963	(2,932)	(360)

Provision for income taxes	$15,999	$11,543	$23,675

The Company had pre-tax income from foreign operations of $41.1 million, $43.9 million and $53.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. Pre-tax income from domestic operations was $13.3 million, $13.0 million and $10.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Differences between the Company’s actual income tax expense and the amount calculated utilizing the U.S. federal statutory rates were as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Federal income tax expense at 35% statutory rate	$19,025	$19,920	$22,571
Noncontrolling interest	(3,488)	(2,205)	(1,364)
Incremental impact of foreign taxes compared to federal tax rate	(2,446)	(9,191)	(2,107)
Permanent differences	1,801	4,217	2,858
State and local taxes	438	235	535
New York City UBT	1,385	1,524	1,469
Deductible merger related legal fees	—	(1,382)	—
Federal/state tax benefit of research and development credit	(423)	(126)	—
Decrease in unrecognized tax benefit	—	(1,393)	—
Other	(293)	(56)	(287)

Provision for income taxes	$15,999	$11,543	$23,675

Significant components of the Company’s deferred tax asset and liability consisted of the following (in thousands):

	Year Ended December 31,
	2011	2010
Deferred tax asset
Fixed assets	$8,048	$7,217
Non-deductible warrant expense	205	206
Basis difference of investments	(452)	731
Non-employee stock options	16,342	479
Other deferred and accrued expenses	2,576	3,645
Foreign deferred and accrued expenses	—	(40)
Net operating loss and credit carry-forwards	32,128	35,984

Total deferred tax asset	58,847	48,222
Valuation allowance	(34,629)	(21,557)

Deferred tax asset, net of valuation allowance	24,218	26,665

Deferred tax liability
Software capitalization	3,408	4,239
Depreciation of fixed assets / Gain on replacements of assets	563	1,780
Other	1,596	31

Total deferred tax liability	5,567	6,050

Net deferred tax asset	$18,651	$20,615

The Company has net operating losses in various jurisdictions that will begin to expire in 2012. The Company’s U.S. federal research and development credit carryforward will begin to expire in 2022. The Company’s net deferred tax asset is included as part of “Other assets” in the Company’s consolidated statements of financial condition.

A reconciliation of the beginning to the ending amount of gross unrecognized tax benefits (excluding interest and penalties) for the years ended December 31, 2011 and 2010 is as follows (in thousands):

	Year Ended December 31,
	2011	2010
Balance, January 1 (excluding interest and penalties of $1.4 million)	$3,521	$4,522
Increases for prior year tax positions	—	—
Decreases for prior year tax positions	—	—
Increases for current year tax positions	675	—
Settlements	(946)	—
Lapse of statute of limitations	—	(1,001)

Balance, December 31 (excluding interest and penalties of $0.4 million)	$3,250	$3,521

The amount of unrecognized tax benefits at December 31, 2011 that, if recognized, would favorably affect the effective tax rate is $3.3 million. Such amount excludes $0.4 million of interest and penalties accrued in the Company’s consolidated statements of financial condition, of which $(0.9) million was recognized in the current year.

The Company anticipates that the total amount of unrecognized benefits (excluding penalties and interest) will remain unchanged over the next twelve months.

Income taxes are accounted for using the asset and liability method, as prescribed in FASB guidance on Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is deemed more likely than not that those assets will not be realized. No deferred U.S. federal income taxes have been provided for the undistributed foreign corporate earnings since they have been permanently reinvested in the Company’s foreign operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated. Pursuant to FASB guidance on Accounting for Uncertainty in Income Taxes, the Company provides for uncertain tax positions and the related interest and penalties as a component of income tax expense based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

19.	Regulatory Requirements

Many of the Company’s businesses are subject to regulatory restrictions and minimum capital requirements. These regulatory restrictions and capital requirements may restrict the Company’s ability to withdraw capital from its subsidiaries.

Certain U.S. subsidiaries of the Company are registered as U.S. broker-dealers or Futures Commissions Merchants subject to Rule 15c3-1 of the SEC and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants, and also require a significant part of the registrants’ assets be kept in relatively liquid form. As of December, 31 2011, the Company’s U.S. subsidiaries had net capital in excess of their minimum capital requirements.

Certain European subsidiaries of the Company are regulated by the FSA and must maintain financial resources (as defined by the FSA) in excess of the total financial resources requirement of the FSA. As of December 31, 2011, the European subsidiaries had financial resources in excess of their requirements.

Certain other subsidiaries of the Company are subject to regulatory and other requirements of the jurisdictions in which they operate.

The regulatory requirements referred to above may restrict the Company’s ability to withdraw capital from its regulated subsidiaries. As of December 31, 2011, $329.9 million of net assets were held by regulated subsidiaries. These subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $150.8 million.

20.	Segment and Geographic Information

Segment Information

The business segments are determined based on the products and services provided and reflect the manner in which financial information is evaluated by management. Prior to the quarter ended June 30, 2012, the Company had one reportable segment. Following the acquisition of substantially all of the assets of Grubb & Ellis, the Company has changed its segment reporting structure. As a result, beginning with the quarter ended June 30, 2012, the Company’s operations consist of two reportable segments, Financial Services and Real Estate Services. Accordingly, all segment information presented herein reflects the Company’s revised segment reporting structure for all periods presented. Financial Services provides financial intermediary services to the financial markets, integrated voice and electronic brokerage and trade execution services in a broad range of products and services, including global fixed income securities, equities, futures, foreign exchange, derivatives and other instruments, including proprietary market data offerings thereon. Real Estate Services includes commercial real estate brokerage and sales and related real estate financial services, consulting, project and development management, and property and facilities management.

The Company evaluates the performance and reviews the results of the segments based on each segment’s “income (loss) from operations before income taxes.” The Company’s segment information does not include analysis of assets by segment. Except for goodwill, the Company does not allocate assets by operating segment, nor does management evaluate operating segments using discrete asset information. See Note 14 for goodwill by reportable segment.

Selected financial information for the Company’s segments is presented below. The amounts shown below for the Financial Services and Real Estate Services segments reflect the amounts that are used by management to allocate resources and assess performance, which is based on each segment’s “income (loss) from operations before income taxes.” In addition to the two business segments, the tables below include a “Corporate Items” category, which includes fees from related parties and interest income as well as unallocated expenses, such as the grant of exchangeability to limited partnership units, allocations of net income to founding/working partner units and limited partnership units, certain professional and consulting fees, executive compensation and interest expense, which are managed separately at the corporate level.

Year ended December 31, 2011 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Brokerage revenues:
Rates	$578,453	$—	$—	$578,453
Credit	314,982	—	—	314,982
Foreign exchange	218,352	—	—	218,352
Equities and other asset classes	214,497	—	—	214,497
Real estate	—	44,980	—	44,980
Real estate management services	—	1,222	—	1,222
Market data	17,772	—	—	17,772
Software solutions	9,190	—	—	9,190
Fees from related parties	13,250	—	48,977	62,227
Losses on equity investments	—	—	(6,605)	(6,605)
Other revenues	1,920	1,390	864	4,174

Total non-interest revenues	1,368,416	47,592	43,236	1,459,244
Interest income	1,490	90	3,861	5,441

Total revenues	1,369,906	47,682	47,097	1,464,685
Interest expense	1,470	184	22,952	24,606
Other expenses	1,079,959	41,753	264,008	1,385,720

Income (loss) from operations before income taxes	$288,477	$5,745	$(239,863)	$54,359

For the year ended December 31, 2011, the Real Estate Services segment income (loss) from operations before income taxes excludes $3.8 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

Year ended December 31, 2010 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Brokerage revenues:
Rates	$556,192	$—	$—	$556,192
Credit	311,029	—	—	311,029
Foreign exchange	183,848	—	—	183,848
Equities and other asset classes	177,601	—	—	177,601
Real estate	—	—	—	—
Real estate management services	—	—	—	—
Market data	18,314	—	—	18,314
Software solutions	7,804	—	—	7,804
Fees from related parties	15,905	—	50,091	65,996
Losses on equity investments	—	—	(6,940)	(6,940)
Other revenues	1,859	—	12,101	13,960

Total non-interest revenues	1,272,552	—	55,252	1,327,804
Interest income	969	—	2,339	3,308

Total revenues	1,273,521	—	57,591	1,331,112
Interest expense	1,060	—	13,020	14,080
Other expenses	1,042,564	—	217,553	1,260,117

Income (loss) from operations before income taxes	$229,897	$—	$(172,982)	$56,915

Year ended December 31, 2009 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Brokerage revenues:
Rates	$483,221	$—	$—	$483,221
Credit	331,383	—	—	331,383
Foreign exchange	136,497	—	—	136,497
Equities and other asset classes	122,484	—	—	122,484
Real estate	—	—	—	—
Real estate management services	—	—	—	—
Market data	17,953	—	—	17,953
Software solutions	7,419	—	—	7,419
Fees from related parties	17,673	—	41,204	58,877
Losses on equity investments	—	—	(8,687)	(8,687)
Other revenues	1,998	—	3,925	5,923

Total non-interest revenues	1,118,628	—	36,442	1,155,070
Interest income	1,328	—	5,924	7,252

Total revenues	1,119,956	—	42,366	1,162,322
Interest expense	1,949	—	7,971	9,920
Other expenses	940,876	—	147,038	1,087,914

Income (loss) from operations before income taxes	$177,131	$—	$(112,643)	$64,488

Geographic Information

The Company offers products and services in the U.K., U.S., France, Asia (including Australia), Other Americas, Other Europe, and the Middle East and Africa region (defined as the “MEA” region). Information regarding revenues for the years ended December 31, 2011, 2010 and 2009, respectively, and information regarding long-lived assets (defined as loans, forgivable loans and other receivables from employees and partners, net, fixed assets, net, certain other investments, goodwill, other intangible assets, net of accumulated amortization, and rent and other deposits) in the geographic areas as of December 31, 2011 and December 31, 2010, respectively, were as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Revenues:
United Kingdom	$608,496	$570,058	$508,314
United States	416,742	372,421	276,674
Asia	232,755	200,431	167,230
France	124,646	120,777	170,186
Other Americas	43,870	37,397	16,639
Other Europe/MEA	38,176	30,028	23,279

Total revenues	$1,464,685	$1,331,112	$1,162,322

	As of December 31,
	2011	2010
Long-lived assets:
United Kingdom	$139,741	$151,132
United States	293,912	169,399
Asia	48,338	44,229
France	10,044	11,706
Other Americas	19,556	21,128
Other Europe/MEA	9,129	3,509

Total long-lived assets	$520,720	$401,103

21.	Supplemental Balance Sheet Information

The components of certain balance sheet accounts are as follows (in thousands):

	As of December 31,
	2011	2010
Other assets:
Prepaid expenses	$22,540	$20,098
Deferred tax asset	24,218	20,615
Rent and other deposits	12,312	9,166
Other taxes	12,008	10,398
Other	16,577	8,428

Total other assets	$87,655	$68,705

	As of December 31,
	2011	2010
Accounts payable, accrued and other liabilities:
Accrued expenses and other liabilities	$150,771	$149,728
Deferred tax liability	5,567	—
Taxes payable	94,214	111,009

Total accounts payable, accrued and other liabilities	$250,552	$260,737

22.	Subsequent Events

Fourth Quarter 2011 Dividend

On February 23, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.17 per share for the fourth quarter of 2011 payable on March 28, 2012 to Class A and Class B common stockholders of record as of March 14, 2012.

Controlled Equity Offering

On February 15, 2012, the Company entered into a further controlled equity offering sales agreement with CF&Co pursuant to which the Company may offer and sell up to an additional 10 million shares. During the period from January 1, 2012 through March 12, 2012, the Company issued, pursuant to its controlled equity offerings, 3,983,200 shares of Class A common stock related to exchanges and redemptions of limited partnership interests as well as for general corporate purposes.

Potential Acquisition of Grubb & Ellis Company

On February 20, 2012, the Company announced that it had agreed to acquire substantially all the assets of Grubb & Ellis. Grubb & Ellis is one of the nation’s largest commercial real estate firms, providing transaction services, property management, facilities management and valuation service through more than 100 company-owned and affiliate offices. BGC has committed to provide Grubb & Ellis with “debtor-in-possession” (“DIP”) financing to support Grubb & Ellis’ operations as it seeks to complete the asset sale process under Section 363 of the U.S. Bankruptcy Code.

Cantor Purchase of Units

On March 13, 2012, in connection with the redemption by BGC Holdings of an aggregate of 397,825 non-exchangeable Founding Partner Units from founding partners of BGC Holdings for an aggregate consideration of $1,146,771, Cantor purchased 397,825 Exchangeable Limited Partnership Units from BGC Holdings for an aggregate of $1,146,771. In addition, pursuant to the Sixth Amendment to the BGC Holdings Limited Partnership Agreement, on such date, Cantor purchased 488,744 Exchangeable Limited Partnership Units from BGC Holdings for an aggregate consideration of $1,449,663 in connection with the grant of exchangeability and exchange of

488,744 Founding Partner Units. Such Exchangeable Limited Partnership Units are exchangeable by Cantor at any time on a one-for-one basis (subject to adjustment) for shares of Class A common stock or Class B common stock of the Company. The redemption of the non-exchangeable Founding Partner Units and issuance of an equal number of Exchangeable Limited Partnership Units did not change the fully diluted number of shares outstanding. In each case, the issuances of the units were exempt from registration pursuant to Section 4(2) of the Securities Act.

Repurchases

On March 13, 2012, the Company repurchased an aggregate of 44,013 shares which had been distributed by Cantor as partnership distributions at a price of $7.664 per share, which was the closing price on the date of sale less 2%, for an aggregate price of $337,316. An aggregate of 41,523 of such shares were purchased from Mr. Merkel and certain family trusts.

Derivative action

On March 9, 2012, a purported derivative action was filed in the Supreme Court of the State of New York, County of New York captioned International Painters and Allied Trades Industry Pension Fund, etc. v. Cantor, CFGM., CF&Co., the Company and its directors, Index No. 650736-2012, which suit alleges that the terms of the April 1, 2010 8.75% Convertible Notes issued to Cantor were unfair to the Company, the Company’s Controlled Equity Offerings unfairly benefited Cantor at the Company’s expense and the August 2011 amendment to the change in control agreement of Mr. Lutnick was unfair to the Company. It seeks to recover for the Company unquantified damages, disgorgement of payments received by defendants, a declaration that the 8.75% Convertible Notes are void and attorneys’ fees. The Company believes that each of these allegations is without merit and intends to defend against them vigorously.